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Exhibit (a)(1)(A)

        Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
JAVELIN PHARMACEUTICALS, INC.
at
$2.20 NET PER SHARE
by
DISCUS ACQUISITION CORPORATION
a wholly-owned subsidiary of
HOSPIRA, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 18, 2010 (THE END OF THE DAY ON MAY 18, 2010), UNLESS THE OFFER IS EXTENDED.

        The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of April 17, 2010 (the "Merger Agreement"), by and among Hospira, Inc., a Delaware corporation (the "Parent"), Discus Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Parent (the "Purchaser"), and Javelin Pharmaceuticals, Inc., a Delaware corporation (the "Company"). The Purchaser is offering to purchase all outstanding shares of common stock, par value $0.001 per share, of the Company (the "Shares"), at a price of $2.20 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as defined below). The Offer is conditioned, among other things, upon (i) a majority of the Shares having been validly tendered, and not properly withdrawn, in response to the Offer (also referred to as the "Minimum Tender Condition," as further described in Section 15—"Certain Conditions of the Offer") and (ii) there not having been a Company Material Adverse Effect (as defined and described in Section 15—"Certain Conditions of the Offer"). The Offer is not subject to a financing condition. The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer."

        The Company's board of directors has unanimously (i) determined that the Offer and the merger contemplated by the Merger Agreement (the "Merger") are fair to, and in the best interest of, the Company and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iii) declared the advisability of the Merger Agreement and resolved to recommend that the Company's stockholders tender their Shares in the Offer and, if necessary, adopt the Merger Agreement.

IMPORTANT

        Any stockholder of the Company wishing to tender Shares in the Offer must, prior to the expiration time of the Offer, (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (the "Letter of Transmittal") in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below) together with certificates representing the Shares tendered, (ii) follow the procedure for book-entry transfer described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" or (iii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender its Shares.

        Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the expiration time of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        Questions and requests for assistance may be directed to the Information Agent (as defined below) at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined below) and other related materials may also be obtained free of charge from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

April 21, 2010

 SUMMARY TERM SHEET

        This summary term sheet highlights material provisions of this Offer to Purchase and may not contain all of the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the complete terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal. All references in this Offer to Purchase to the "Purchaser," "we," "our" or "us" mean Discus Acquisition Corporation.

Securities Sought:	All outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Javelin Pharmaceuticals, Inc. (the "Company")
Consideration Offered Per Share:	$2.20 per Share (the "Offer Price"), net to the seller in cash, without interest and less any required withholding taxes
Scheduled Expiration Time:	12:00 midnight, New York City time, on Tuesday, May 18, 2010
Purchaser:	Discus Acquisition Corporation (the "Purchaser"), a wholly-owned subsidiary of Hospira, Inc. (the "Parent")
Minimum Tender Condition:
The Offer (as defined below) is conditioned on the majority of the Shares being tendered and not properly withdrawn (referred to as the "Minimum Tender Condition" as further described in Section 15—"Certain Conditions of the Offer")
Company Board of Directors' Recommendation:
The Company's board of directors (the "Company Board") recommends that the Company's stockholders tender their Shares in the Offer and, if necessary, adopt the Merger Agreement (as defined below) and approve the Merger (as defined below)

Other Information

        The Purchaser's offer to purchase all of the outstanding Shares (the "Offer") is the first step in the Parent's plan to acquire all outstanding Shares, as provided in the Agreement and Plan of Merger, dated as of April 17, 2010 (the "Merger Agreement"), by and among the Parent, the Purchaser and the Company. If the Offer is successful, the Parent, through its wholly-owned subsidiary, the Purchaser, will acquire any remaining Shares through the merger of the Purchaser with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), pursuant to which each remaining outstanding Share (other than (i) any Shares held in the treasury of the Company, held by any subsidiary of the Company or held by the Parent or any of its subsidiaries and (ii) any Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected the holder's right to be paid the fair value of such Shares in accordance with the provisions of Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) will be automatically converted into the right to receive the Offer Price. The Company's stockholders will have appraisal rights with respect to the Merger, but not the Offer.

 FREQUENTLY ASKED QUESTIONS

        The following are answers to some of the questions you, as a stockholder of the Company, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you because this summary may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

        Our name is Discus Acquisition Corporation, a Delaware corporation formed for the purpose of making this Offer. We are a wholly-owned subsidiary of Hospira, Inc., a Delaware corporation. See the "Introduction" to this Offer to Purchase and Section 8—"Certain Information Concerning the Parent and the Purchaser."

What are the classes and amounts of securities sought in the Offer?

        We are seeking to purchase all of the outstanding Shares of the Company. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $2.20 per Share net to you in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and such person tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. The Parent, our parent company, has on hand and will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and not validly withdrawn. The Parent will also fund our Merger with the Company, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Parent and the Purchaser estimate that the total amount of funds required to purchase all of the Shares pursuant to the Offer and consummate the Merger pursuant to the terms of the Merger Agreement is approximately $170.2 million, including certain loans we have agreed to make to the Company and estimated transaction fees and expenses. The Offer is not subject to a financing condition. The Parent intends to provide us with the necessary funds from cash on hand. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not believe our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  in light of the Parent's financial capacity in relation to the amount of consideration payable in the Offer, the Purchaser, through the Parent, will have sufficient funds immediately available to purchase all Shares validly tendered in the Offer and not validly withdrawn;

  •
  the Offer is not subject to any financing condition; and

  •
  if the Purchaser consummates the Offer, it expects to acquire any remaining Shares not purchased in the Offer for the same cash price in the Merger.

        See Section 9—"Source and Amount of Funds."

How long do I have to decide whether to tender my Shares in the Offer?

        Unless we extend the Offer, you will have until 12:00 midnight, New York City time, on Tuesday, May 18, 2010 (which is the end of the day on May 18, 2010), to tender your Shares in the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in Section 3 of this Offer to Purchase prior to that time. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that if, at the time the Offer is scheduled to expire, any of the conditions to the Offer have not been satisfied or waived by the Parent (in its sole discretion and to the extent permitted under the Merger Agreement), then we will, and the Parent will cause us to, extend the Offer for one or more additional 10 business day periods until the earlier of (i) the date on which the conditions of the Offer are satisfied or waived by the Parent (in its sole discretion and to the extent permitted under the Merger Agreement) or (ii) the date on which the Merger Agreement is terminated in accordance with its terms. In addition, we may, and the Parent may cause us to, without the consent of the Company and in its sole discretion, extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff or the NYSE Amex LLC ("NYSE Amex") applicable to the Offer. See Section 1—"Terms of the Offer" for more details on our obligation and ability to extend the Offer.

Will you provide a subsequent offering period?

        We may, in our sole discretion, provide for a Subsequent Offering Period (as defined and described in Section 1—"Terms of the Offer") for a further period of time not to exceed 20 business days in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), following our acceptance in the Offer of the Shares representing a majority of the Shares (in satisfaction of the Minimum Tender Condition, as defined and described in Section 15—"Certain Conditions of the Offer"). In addition, if immediately following the time of acceptance for payment of Shares pursuant to the Offer, the Parent, the Purchaser and their respective subsidiaries and affiliates own more than 80% but less than 90% of the Shares outstanding at that time (which shares beneficially owned would include shares tendered in the Offer and not withdrawn) and the exercise of the Top-Up Option (as defined and described in Section 11—"The Transaction Agreements") would not result in the number of Top-Up Option Shares (as defined and described in Section 11—"The Transaction Agreements"), when added to the number of Shares beneficially owned by the Purchaser, constituting more than 90% of the then outstanding Shares (calculated after giving effect to the issuance of the Top-Up Option Shares), to the extent requested by the Company, the Purchaser will provide for a Subsequent Offering Period of at least 10 business days. During any such Subsequent Offering Period, if we provide one, you would be permitted to tender, but not withdraw, your Shares and receive $2.20 per Share net to you in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

How will I be notified if the Offer is extended or a Subsequent Offering Period is provided?

        If we extend the Offer or provide a Subsequent Offering Period, we will inform Computershare Trust Company, N.A., the Depositary for the Offer (the "Depositary"), of the extension and we will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  a majority of the Shares having been validly tendered, and not properly withdrawn, in response to the Offer (also referred to as the "Minimum Tender Condition," as further described in Section 15—"Certain Conditions of the Offer"); and

  •
  there not having been a Company Material Adverse Effect (as defined and described in Section 15—"Certain Conditions of the Offer").

        The Offer is not subject to a financing condition. The Offer is also subject to other important conditions set forth in this Offer to Purchase. We cannot waive the Minimum Tender Condition without the prior written approval of the Company. However, we can waive any other conditions in our sole discretion without the Company's consent. See Section 15—"Certain Conditions of the Offer."

How do I tender my Shares?

        To tender your Shares, you must deliver the certificates representing your Shares or confirmation of a book-entry transfer of such Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, prior to the expiration of the Offer. If your Shares are held in street name (that is, through a broker, dealer, commercial bank, trust company or other nominee), they can be tendered by your nominee through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an Eligible Institution (as defined and described in Section 3—"Procedures for Accepting the Offer and Tendering Shares") guarantee on or prior to the expiration of the Offer that the missing items will be received by the Depositary within three NYSE Amex trading days after the expiration of the Offer. For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time prior to the date of our acceptance of your Shares for payment. This right to withdraw will not apply to Shares tendered in any Subsequent Offering Period, if one is provided. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such notice, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4—"Withdrawal Rights."

What does the Company Board think of the Offer?

        The Company Board has unanimously (i) determined that the Offer and the Merger are fair to, and in the best interest of, the Company and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and

(iii) declared the advisability of the Merger Agreement and resolved to recommend that the Company's stockholders tender their Shares in the Offer and, if necessary, adopt the Merger Agreement.

        A description of the reasons for the approval by the Company Board of the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company's stockholders together with this Offer to Purchase. See the "Introduction" to this Offer to Purchase.

If the Offer is completed, will the Company continue as a public company?

        Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, the Company will no longer be publicly owned and will be subject to delisting from NYSE Amex and deregistration of its securities under the Exchange Act. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on NYSE Amex or other securities exchanges, there may not be an active public trading market for the Shares, and the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. However, upon completion of the Offer and the Merger, the Company will be a wholly-owned subsidiary of the Parent and may choose to engage in future private or public offerings of the Company's securities, which may occur in the United States or internationally. Upon completion of such offerings, the Company may again become a public company in the future. See Section 13—"Certain Effects of the Offer."

Will the Offer be followed by a Merger if all of the Shares are not tendered in the Offer?

        Yes. The Company Board has approved the Offer, the Merger and the Merger Agreement in accordance with the DGCL. Under Section 253 of the DGCL, if the Purchaser acquires, pursuant to the Offer, the Top-Up Option or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to effect the Merger after consummation of the Offer without a vote by the Company's stockholders. If the Purchaser acquires, pursuant to the Offer or otherwise, less than 90% of the Shares, the affirmative vote of the holders of a majority of the outstanding Shares will be required under the DGCL to effect the Merger.

        After the purchase of the Shares by the Purchaser pursuant to the Offer, the Purchaser will own a number of Shares representing a majority of the outstanding Shares, and will accordingly be able to effect the Merger without the affirmative vote of any other stockholder of the Company. The Company has also granted to the Purchaser the Top-Up Option, exercisable under certain circumstances, to purchase Shares if after the exercise of the Top-Up Option the Purchaser would own enough Shares to effect a short-form merger without a vote of the Company's stockholders pursuant to Section 253 of the DGCL. See the "Introduction" to this Offer to Purchase and Section 11—"The Transaction Agreements."

Are appraisal rights available in either the Offer or the Merger?

        Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares that did not tender such holder's Shares in the Offer at the effective time of the Merger who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger or similar business combination) and to receive payment of such fair value in cash, together with a fair rate of interest, if any, for Shares held by such holder. See Section 12—"Purpose of the Offer; Plans for the Company."

If I decide not to tender, how will the Offer affect my Shares?

        If you decide not to tender your Shares in the Offer and the Merger occurs, your Shares will be converted into the right to receive an amount equal to the Offer Price payable in cash, without interest and less any required withholding taxes. Unless you validly exercise your appraisal rights under Section 262 of the DGCL, you will receive the same amount of cash per Share in the Merger that you would have received had you tendered your Shares in the Offer. If you do validly exercise your appraisal rights, then you may receive the judicially determined fair value of your Shares in cash, which may be more or less than the Offer Price.

        Therefore, if the Merger takes place, and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you decide not to tender your Shares in the Offer and we purchase the Shares that are tendered, but the Merger does not occur, you will remain a stockholder of the Company. However, there may be so few remaining stockholders and publicly traded Shares that we expect trading volume to be significantly below the trading volume before commencement of the Offer. Further, the Shares will no longer be eligible to be traded on NYSE Amex or other securities exchanges and there may not be an active public trading market for the Shares. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        On April 9, 2010, the last complete trading day prior to the date the Company publicly announced that it had received a proposal from the Parent to acquire the Company, the closing sale price of the Shares on NYSE Amex was $1.34 per Share. On April 20, 2010, the last trading day before we commenced the Offer, the last sale price of the Shares on NYSE Amex was $2.19 per Share. See Section 6—"Price Range of Shares; Dividends." Before deciding whether to tender your Shares in the Offer, you should obtain a current market quotation for the Shares.

How will my outstanding options be treated in the Offer and the Merger?

        The Merger Agreement provides that each Company stock option that is outstanding and unexercised immediately prior to the effective time of the Merger (the "Effective Time") will vest in full and be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the product of (i) the number of Shares then subject to such stock option and (ii) the excess, if any, of $2.20 in cash, without interest and less any required withholding taxes (the "Merger Consideration") over the exercise price per Share subject to such stock option. At the Effective Time, all of the Company stock plans effective at or prior to the Effective Time will be terminated and of no further force or effect. See Section 11—"The Transaction Agreements."

How will my restricted stock units and deferred stock units be treated in the Offer and the Merger?

        The Merger Agreement provides that any Share, or any right to a Share, held by any participant in or under any Company stock plan that is, prior to the Effective Time, unvested or otherwise restricted or deferred (if any) will, as of the time of our acceptance of Shares in accordance with the Offer, become vested and in the case of any such right the Shares to be paid thereunder will be distributed prior to the Effective Time. See Section 11—"The Transaction Agreements."

How will my warrants be treated in the Offer and the Merger?

        The Merger Agreement provides generally that prior to the Effective Time, the Company is required to take commercially reasonable actions to provide holders of each outstanding and unexercised warrant with written notice of the Merger, including the effect of the Merger on such warrant, and to the extent permitted pursuant to the applicable warrant, to cause each outstanding and unexercised warrant to be cancelled as of the Effective Time in exchange for the right to receive with respect to each Share issuable upon the exercise of such Warrant an amount in cash equal to (i) the Merger Consideration minus (ii) the exercise price per Share provided under the terms of such Warrant. With respect to certain outstanding warrants, the Merger Agreement provides that the amount to be paid upon the cancellation of the warrants at the Effective Time will be determined based upon the Black Scholes option valuation methodology in accordance with the terms of the warrants. See Section 11—"The Transaction Agreements."

How will the Company's 2007 Employee Stock Purchase Plan be treated in the Offer and the Merger?

        The Merger Agreement provides that the Company will take any and all actions with respect to the Company's 2007 Employee Stock Purchase Plan (the "ESPP") as are necessary to provide that (i) with respect to any offering period under the ESPP in effect as of the date of the Merger Agreement, no employee who is not a participant in the ESPP as of that date may become after that date a participant in the ESPP and no participant in the ESPP may increase the percentage amount of his or her payroll deduction election from that in effect on the date of the Merger Agreement for such offering period, (ii) subject to consummation of the Merger, the ESPP will terminate immediately before the Effective Time (the "ESPP Termination Date") and (iii) if an offering period under the ESPP in effect as of the date of the Merger Agreement terminates prior to the ESPP Termination Date, the ESPP will be suspended and no new offering period will be commenced under the ESPP unless the Merger Agreement is terminated prior to the Effective Time. If an offering period is still in effect on the ESPP Termination Date, then on the ESPP Termination Date, each purchase right under the ESPP as of the ESPP Termination Date will be automatically exercised by applying the payroll deductions of each participant in the ESPP for such offering period to the purchase of a number of whole Shares (subject to the provisions of the ESPP regarding the number of Shares purchasable) at an exercise price per Share determined pursuant to the terms of the ESPP using the ESPP Termination Date as the "purchase date" (as defined in the ESPP), which number of Shares will then be converted and exchanged automatically into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement. See Section 11—"The Transaction Agreements."

What are the United States federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in exchange for my Shares in the Merger?

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. If you hold Shares as capital assets for United States federal income tax purposes and are a U.S. Holder (as defined under Section 5—"Certain United States Federal Income Tax Consequences"), you will generally recognize a capital gain or capital loss on a sale of the Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between the U.S. dollar amount received and your adjusted tax basis in the Shares. If you are a non-corporate U.S. Holder who has held the Shares for more than one year, capital gain will generally be subject to United States federal income tax at a maximum rate of 15%. See Section 5—"Certain United States Federal Income Tax Consequences," including certain United States federal income tax consequences of the Offer and the Merger to Non-U.S. Holders, as defined in Section 5. We urge you to consult your own tax advisors to determine the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or foreign income and other tax laws, and the possibility of back-up withholding).

Who should I call if I have questions about the Offer?

        Georgeson Inc. is acting as the Information Agent (the "Information Agent") for the Offer. You may call the Information Agent at (800) 457-0759 (toll-free). See the back cover of this Offer to Purchase.

To the Holders of Shares of
Common Stock of Javelin Pharmaceuticals, Inc.

INTRODUCTION

        Discus Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Hospira, Inc., a Delaware corporation (the "Parent"), hereby offers to purchase (the "Offer") all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Javelin Pharmaceuticals, Inc. (the "Company"), at a price of $2.20 per Share (the "Offer Price"), net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal that accompanies this Offer to Purchase (the "Letter of Transmittal").

        The Offer is being made pursuant to the Agreement and Plan of Merger dated as of April 17, 2010 (the "Merger Agreement"), by and among the Parent, the Purchaser and the Company. The Offer is conditioned, among other things, upon (i) a majority of the Shares having been validly tendered, and not properly withdrawn, in response to the Offer (also referred to as the "Minimum Tender Condition," as further described in Section 15—"Certain Conditions of the Offer") and (ii) there not having been a Company Material Adverse Effect (as defined and described in Section 15—"Certain Conditions of the Offer"). The Offer is not subject to a financing condition. The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer."

        The Company has advised the Parent and the Purchaser that as of April 9, 2010, 64,423,345 Shares were issued and outstanding, 8,198,292 Shares were reserved under the Company's equity compensation plans for issuance pursuant to outstanding stock options, restricted stock units and deferred stock units, and 1,353,675 Shares were reserved for issuance upon the exercise of outstanding warrants.

        The Merger Agreement is more fully described in Section 11—"The Transaction Agreements."

        Tendering stockholders who are record owners of their Shares and tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Company's board of directors (the "Company Board") has unanimously (i) determined that the Offer and the merger contemplated by the Merger Agreement (the "Merger") are fair to, and in the best interest of, the Company and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iii) declared the advisability of the Merger Agreement and resolved to recommend that the Company's stockholders tender their Shares in the Offer and, if necessary, adopt the Merger Agreement.

        A description of the reasons for the approval by the Company Board of the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company's stockholders together with this Offer to Purchase (the "Schedule 14D-9").

        The Merger Agreement provides that, subject to the conditions described in Sections 11—"The Transaction Agreements" and 15—"Certain Conditions of the Offer," the Purchaser will be merged with and into the Company with the Company continuing as the surviving corporation and a wholly-owned subsidiary of the Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than (i) any Shares held in the treasury of the Company, held by any subsidiary of the Company or held by the Parent or any of its subsidiaries and (ii) any Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected the holder's right to be paid the fair value of such Shares in accordance with the provisions of Section 262 of the DGCL) will be converted into the right to receive the Offer Price, net in cash, without interest and less any required withholding taxes.

        The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Tender Condition and the other conditions to the Purchaser's obligation to accept for payment and pay for the Shares tendered pursuant to the Offer (together with the Minimum Tender Condition, the "Offer Conditions") are satisfied and the Offer is completed, the Parent and the Purchaser will own a number of Shares sufficient to cause the Merger Agreement to be adopted without the affirmative vote or written consent of any other holder of Shares. The Parent will cause the holder of all Shares owned by the Parent or any subsidiary (including all Shares purchased by the Purchaser pursuant to the Offer) to vote for or consent to the adoption of the Merger Agreement, as the case may be. See Section 11—"The Transaction Agreements."

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the expiration of the Offer and not validly withdrawn as permitted under Section 4—"Withdrawal Rights." The expiration time of the Offer (the "Expiration Time") is 12:00 midnight, New York City time, on Tuesday, May 18, 2010 (which is the end of the day on May 18, 2010), unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the Expiration Time of the Offer means the latest time and date at which the Offer, as so extended, expires.

        The Offer is conditioned, among other things, upon (i) a majority of the Shares having been validly tendered, and not properly withdrawn, in response to the Offer (also referred to as the "Minimum Tender Condition," as further described in Section 15—"Certain Conditions of the Offer") and (ii) there not having been a Company Material Adverse Effect (as defined and described in Section 15—"Certain Conditions of the Offer"). The Offer is not subject to a financing condition. The Offer is also subject to other important conditions set forth in this Offer to Purchase. Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and the provisions of the Merger Agreement, the Parent and the Purchaser expressly reserve the right in their sole discretion to waive any of the Offer Conditions, except that the Minimum Tender Condition may not be waived by the Parent or the Purchaser without the consent of the Company. See Section 15—"Certain Conditions of the Offer."

        The Merger Agreement provides that if, at the time the Offer is scheduled to expire, any of the Offer Conditions has not been satisfied or waived by the Parent (in its sole discretion and to the extent permitted under the Merger Agreement), then the Purchaser will, and the Parent will cause the Purchaser to, extend the Offer for one or more additional 10 business day periods until the earlier of (i) the date on which the Offer Conditions are satisfied or waived by the Parent (in its sole discretion and to the extent permitted under the Merger Agreement) or (ii) the date on which the Merger Agreement is terminated in accordance with its terms. In addition, the Purchaser may, and the Parent may cause the Purchaser to, without the consent of the Company and in its sole discretion, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the NYSE Amex LLC ("NYSE Amex") applicable to the Offer.

        The Merger Agreement further provides that, following the Purchaser's acceptance and payment for Shares representing a majority of the Shares then outstanding tendered in the Offer, the Purchaser may, without the consent of the Company, provide for a subsequent offering period (a "Subsequent Offering Period"), not in excess of 20 business days, as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, if immediately following the time of acceptance for payment of Shares pursuant to the Offer, the Parent, the Purchaser and their respective subsidiaries and affiliates own more than 80% but less than 90% of the Shares outstanding at that time (which shares beneficially owned would include shares tendered in the Offer and not withdrawn) and the exercise of the Top-Up Option (as defined and described in Section 11—"The Transaction Agreements") would not result in the number of Top-Up Option Shares (as defined and described in Section 11—"The Transaction Agreements"), when added to the number of Shares beneficially owned by the Purchaser, constituting more than 90% of the then outstanding Shares (calculated after giving effect to the issuance of the Top-Up Option Shares), to the extent requested by the Company, the Purchaser is required to provide for a Subsequent Offering Period of at least 10 business days. Subject to the terms and conditions set forth in the Merger Agreement and the Offer, the Parent will cause the Purchaser to, and the Purchaser will, accept for payment and pay for all Shares validly tendered and not withdrawn during any such Subsequent Offering Period as promptly as practicable after any such Shares are tendered during any such Subsequent Offering Period and in any event in compliance with Rule 14d-11(c) under the Exchange Act.

        Any extension of the Expiration Time of the Offer will be followed as promptly as practicable by a public announcement. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time of the Offer. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares except during any Subsequent Offering Period. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. If the initial offering period has expired and the Purchaser provides for a Subsequent Offering Period, Shares tendered during a Subsequent Offering Period may not be withdrawn.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 2—"Acceptance for Payment and Payment for Shares") to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

        The Parent and the Purchaser have expressly reserved their right in the Merger Agreement to modify the terms of the Offer. The Merger Agreement provides, however, that the Parent and the Purchaser may not, without the consent of the Company, modify or amend the Offer to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) modify or add to the Offer Conditions set forth in Exhibit A of the Merger Agreement, (iv) extend the Offer except as otherwise provided in the Merger Agreement, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner adverse to the holders of Shares or that would individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of the Parent and the Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger

Agreement. However, none of the limitations above (but otherwise subject to the terms and conditions of the Merger Agreement) will limit or restrict the ability of the Parent to cause the Purchaser, and for the Purchaser, to increase the Offer Price and in connection therewith to extend the period of time during which the Offer remains open for acceptance, as required by any rule, regulation, interpretation or position of the SEC or the staff thereof or of NYSE Amex. Any such increase in the Offer Price must be in increments of at least $0.05.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement if required. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time of the Offer. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may be withdrawn only to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—"Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

        If, subject to the terms of the Merger Agreement, the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material Offer Condition, the Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, an offer generally must remain open for a minimum of 10 business days following the dissemination of such information to stockholders.

        The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, purchase and pay for (as promptly as practicable), all Shares validly tendered prior to the Expiration Time of the Offer and not validly withdrawn prior to the Expiration Time. If the Purchaser provides a Subsequent Offering Period, the Purchaser will accept for payment and pay for (as promptly as practicable), all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1—"Terms of the Offer."

        In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

        For purposes of the Offer (including during any Subsequent Offering Period), the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's

Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing such tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time (except with respect to any Subsequent Offering Period, if one is provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery."

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other documents required by the Letter of Transmittal must be, in any case, received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during any such Subsequent Offering Period.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by each registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed the section entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name of, a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name of each registered holder appears on the Share Certificate, with each signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a holder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such holder's Shares are not immediately available or such holder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Time, or such holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

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  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by the Purchaser (the "Notice of Guaranteed Delivery"), is received prior to the expiration time of the Offer by the Depositary as provided below; and

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  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE Amex trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be transmitted by manually signed facsimile transmission or mailed to the Depositary.

        Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

        Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering holder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering holder's acceptance of the Offer, as well as the tendering holder's representation and warranty that such holder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and the Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which, in the opinion of the Purchaser, would be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Parent, the Company, the Depositary, Georgeson Inc. (the "Information Agent") or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Appointment.    By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:

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  all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares;

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  all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked;

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  no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective); and

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  the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.

        The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The foregoing powers of attorney and proxies are effective only upon the acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders.

4.     Withdrawal Rights.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time of the Offer. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Time or during a Subsequent Offering Period, if any.

        No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer."

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding upon the tendering party. None of the Purchaser, the Parent, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain United States Federal Income Tax Consequences.

        The following is a general summary of the material United States federal income tax consequences of the Offer and the Merger to stockholders of the Company who exchange their Shares for cash pursuant to the Offer or the Merger. This summary is limited to stockholders who hold Shares as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, this summary does not address tax considerations applicable to stockholders that may be subject to special tax rules, including persons that are subject to special expatriation rules, financial institutions, insurance companies, broker-dealers, traders in securities or currencies or notional principal contracts, or traders who elect to apply a mark-to-market method of accounting, tax-exempt entities, persons that hold Shares as part of a "hedging" or "conversion" transaction or as a position in a "straddle" or as part of a "synthetic security" or other integrated security transaction for United States federal income tax purposes, stockholders subject to the alternative minimum tax, regulated investment companies, real estate investment trusts, persons that own (or are deemed to own) 5% or more of any class of shares by vote or by value, S corporations, partnerships and other pass-through entities and persons who hold Shares through such partnerships or other pass-through entities, persons that have a "functional currency" other than the U.S. dollar and stockholders that acquired Shares through exercise of employee stock options or otherwise as compensation. This summary does not address dissenting stockholders or stockholders who acquired Shares in connection with a stock warrant or convertible debt. In addition, this summary does not address any United States federal estate or gift tax consequences, nor any state, local or non-United States tax consequences, of the Offer and the Merger.

        This summary is not a complete analysis of all potential United States federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or United States federal estate or gift tax laws. This summary is based on current provisions of the Code, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the accuracy of the statements and conclusions set forth herein. No ruling has been or will be sought from the Internal Revenue Service (the "IRS") nor will the Company seek an opinion of counsel with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

        For purposes of the Offer and the Merger, a "U.S. Holder" means a beneficial owner of Shares that is, for United States federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons has the authority to control all of the substantial decisions of the trust, or that has validly elected to be treated as a U.S. person for United States federal income tax purposes. For purposes of the Offer and the Merger, a "Non-U.S. Holder" is a beneficial owner of Shares that is not a U.S. Holder.

        If a partnership (or other entity taxable as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

        The descriptions of United States federal income tax consequences set forth below are for general information only. Because your individual circumstances may differ, you should consult your own tax advisors as to the particular tax consequences to you of this Offer and the Merger, including the application of United States federal, state, local and foreign tax laws, the United States federal estate or gift tax rules, and possible changes in such laws.

        Consequences of the Offer and the Merger to U.S. Holders.    The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. If you hold Shares as capital assets for United States federal income tax purposes, you will generally recognize a capital gain or capital loss on a sale of the Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between the U.S. dollar amount received and your adjusted tax basis in the Shares. Gain or loss will generally be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for the Shares surrendered exceeds one year. If you are a non-corporate stockholder, any long-term capital gain will generally be subject to United States federal income tax at a maximum rate of 15%. Capital gains recognized on the disposition of Shares held for less than one year will be treated as short-term capital gain, which generally is subject to tax at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

        U.S. Holders should consult their own tax advisors regarding the tax consequences of the Offer and the Merger in light of their particular circumstances.

        Consequences of the Offer and the Merger to Non-U.S. Holders.    If you are a Non-U.S. Holder, gain that you realize on payments made to you with respect to the Shares that you exchange in the Offer or the Merger generally will be exempt from United States federal income tax, unless:

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  the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a United States permanent establishment);

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  you are an individual who is present in the United States for 183 days or more in the taxable year of the surrender of Shares pursuant to the Offer or the Merger and certain other conditions are met; or

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  the Company is or has been a "United States real property holding corporation" for United States federal income tax purposes during the shorter of (a) the five-year period ending on the date on which you exchange Shares pursuant to the Offer or the Merger and (b) the period for which you have held the Shares. A "United States real property holding corporation" means a United States corporation if 50% or more of the fair market value of its gross assets consists of United States real property interests (as defined in the Code).

        If you are an individual described in the first bullet point above, you will be subject to United States federal income tax on the gain in the same manner as a U.S. Holder that is an individual. If you are a corporation described in the first bullet point above, you will be subject to United States federal income tax on the gain in the same manner as a U.S. Holder that is a corporation. Additionally, you may be subject to a branch profits tax of 30% (or such lower rate as may be specified by an applicable income tax treaty). Non-U.S. Holders described in the first bullet point above should provide an IRS Form W-8ECI. If you are an individual described in the second bullet point above, you generally will be subject to a flat 30% tax (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares (net of certain losses recognized during such year).

        If the Company has been a "United States real property holding corporation" within the applicable period, you generally will be subject to United States federal income tax at rates of up to 35% on any gain recognized from an exchange of Shares pursuant to the Offer or the Merger. You will also be subject to withholding tax equal to 10% of the proceeds payable for the Shares in the Offer or the Merger. This withholding tax can be credited against your United States federal income tax liability with respect to the gain (if any) realized on your exchange of Shares, and if such withholding tax results in an overpayment of tax, you can obtain a refund from the IRS. The Company has not disclosed in its public filings that it is or has been a "United States real property holding corporation" during the applicable period. However, even if the Company is or has been a "United States real property holding corporation," a Non-U.S. Holder would not be subject to United States federal income tax as long as the Non-U.S. Holder actually or constructively holds or held, during the applicable period, 5% or less of the Company's common stock.

        Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of the Offer and the Merger in light of their particular circumstances.

        Backup Withholding.    If you are a U.S. Holder, payments to which you would be entitled pursuant to the Offer or the Merger will generally be subject to backup withholding at a rate of 28%, unless you (i) are a corporation or another exempt recipient or (ii) provide a taxpayer identification number ("TIN") and certify that no loss of exemption from backup withholding has occurred. If you are a U.S. Holder, you should complete and sign (under penalties of perjury) the Substitute Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. If you do not provide a correct TIN, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your United States federal income tax liability provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, you may obtain a refund by filing a United States federal income tax return.

        If you are a Non-U.S. Holder, you will be subject to information reporting and, in certain circumstances, backup withholding, unless you certify under penalties of perjury (i.e., on IRS Form W-8BEN or appropriate substitute form) that you are a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that you are a U.S. person as defined under the Code) or you otherwise establish an exemption. If you hold Shares through a non-United States partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity.

        You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.

        United States Federal Income Tax Consequences for Holders of Stock Options.    Holders of stock options granted under any equity compensation plan, program, agreement or arrangement will be entitled to the receipt of a cash payment with respect to each Share subject to a stock option in an amount equal to (i) $2.20 per Share minus (ii) the exercise price of a stock option. This cash payment will be taxable as ordinary income and will be subject to tax withholding. Each holder of stock options should consult such holder's own tax advisor regarding the specific United States federal income tax consequences of the Offer and the Merger.

        United States Federal Income Tax Consequences for Holders of Warrants.    Outstanding and unexercised warrants will generally be cancelled as of the Effective Time in exchange for the right to receive, with respect to each Share issuable upon the exercise of such warrant, a cash payment equal to (i) $2.20 per Share minus (ii) the exercise price per Share under the terms of the applicable warrant. With respect to certain outstanding warrants, the Merger Agreement provides that the amount to be paid upon the cancellation of the warrants as of the Effective Time will be determined based on the Black-Scholes option valuation methodology in accordance with the terms of the warrants. Holders of outstanding and unexercised warrants will generally recognize a capital gain or capital loss in an amount equal to the difference, if any, between the U.S. dollar amount received and their adjusted tax basis in the Shares issuable upon the exercise of the warrants. Each holder of warrants should consult such holder's own tax advisor regarding the specific United States federal income tax consequences of this exchange to such holder.

        United States Federal Income Tax Consequences for Holders of Restricted or Deferred Stock Units.    If prior to the Effective Time a holder owns any Share, or any right to a Share, in or under any equity compensation plan, program, agreement or arrangement of the Company, and such Share or right is unvested or otherwise restricted or deferred, then immediately prior to the Acceptance Time such Share or right will become vested, the Shares to be paid under such right will be distributed and each unrestricted Share will be converted and exchanged automatically into the right to receive the Merger Consideration at the Effective Time. The Merger Consideration will be taxable as ordinary income in the hands of the holder of the Shares. Each holder of restricted or deferred stock units should consult such holder's own tax advisor regarding the specific United States federal income tax consequences to such holder of the treatment of such restricted or deferred stock units and the holder's receipt of the Merger Consideration in connection with the Offer and the Merger.

6.     Price Range of Shares; Dividends.

        The Shares are traded on NYSE Amex under the symbol "JAV." The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on NYSE Amex, as applicable, based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2008
First Quarter	$4.39	$2.66
Second Quarter	3.55	2.14
Third Quarter	3.19	2.14
Fourth Quarter	2.65	0.40
Fiscal Year Ended December 31, 2009
First Quarter	1.69	0.91
Second Quarter	1.48	1.01
Third Quarter	2.28	1.20
Fourth Quarter	2.02	1.08
Fiscal Year Ended December 31, 2010
First Quarter	1.55	1.15
Second Quarter (through April 20, 2010)	2.19	1.26

        On April 9, 2010, the last complete trading day prior to the date the Company publicly announced that it had received a proposal from the Parent to acquire the Company, the closing sale price of the Shares on NYSE Amex was $1.34 per Share. On April 20, 2010, the last trading day before we commenced the Offer, the last sale price of the Shares on NYSE Amex was $2.19 per Share.

        The Company has not declared or paid any dividends since inception.

  Stockholders are urged to obtain a current market quotation for the Shares.

7.     Certain Information Concerning the Company.

        General.    The Company is a Delaware corporation with its principal executive offices located at 125 CambridgePark Drive, Cambridge, Massachusetts 02140. The Company's telephone number is (617) 349-4500. The following description of the Company and its business is qualified in its entirety by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

        The Company is a specialty pharmaceutical company that applies proprietary technologies to develop new products and improved formulations of existing drugs that target current unmet and underserved medical needs primarily in the pain management market. The Company is developing and has begun to market simple and user-friendly products, involving new modes and routes of delivery for drugs optimized for relieving moderate-to-severe pain. In doing so, the Company intends to offer novel proprietary products that in some cases can be administered in a less invasive, more convenient manner and generally should offer either improved safety or efficacy, or both, as compared to formulations that are currently marketed by other companies. In addition, the product choices currently available for the treatment of moderate-to-severe pain are limited in the doses that may be given due to side effects, including cardiovascular depression, tolerance and addiction, respiratory depression, constipation, sedation and general diminution of quality of life. The Company's product, Dyloject (injectable diclofenac), and its product candidates, Ereska (intranasal ketamine, formerly referred to as PMI-150) and Rylomine (intranasal morphine), are focused on treating a variety of pain disorders ranging from acute and episodic moderate-to-severe pain associated with breakthrough cancer pain, post-operative pain, post-trauma pain such as orthopedic injury pain, procedural pain and burn pain. The Company believes that its products, assuming regulatory approvals, will offer patients and the medical community significant benefits and alternatives to the prescription pain medications available to pain sufferers today.

        Currently, Ereska and Rylomine are in the Phase 3 product development stage based upon the U.S. regulatory classification. Dyloject successfully completed Phase 3 clinical trials in 2007 and 2008, in which it met primary efficacy endpoints in postsurgical patients with moderate-to-severe pain after elective abdominal surgery (in the case of the 2007 trial) and orthopedic surgery (in the case of the 2008 trial). The Company submitted to the U.S. Food and Drug Administration (the "FDA"), a New Drug Application ("NDA") with respect to Dyloject on December 2, 2009. On February 1, 2010, the FDA informed the Company that it had accepted the Dyloject NDA for formal review. The Company has completed a multi-dose Phase 3 efficacy trial for Ereska. On February 11, 2010, the Company announced that a reexamination conducted by a third party of pain score measurements from the Phase 3 trial of Ereska showed that top line results for its primary endpoint were statistically significant. Rylomine successfully completed a Phase 3 clinical trial in 2007, and the Company must conduct further efficacy trials, which have not been scheduled, before filing an NDA for this drug.

        The information the Company files with the SEC is also available on the Company's website free of charge at www.javelinpharma.com. The Company's website is a factual reference and it is not intended to be an active link to the website, and the website information contained in the website is not a part of this Offer to Purchase.

        Available Information.    The Shares are registered pursuant to the Exchange Act. As such, the Company is subject to the information reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Website (www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

        Although the Purchaser and the Parent have no knowledge that any such information is untrue, the Purchaser and the Parent take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

8.     Certain Information Concerning the Parent and the Purchaser.

        The Parent.    The Parent is a Delaware corporation with its principal executive offices located at 275 North Field Drive, Lake Forest, Illinois 60045. The telephone number of the Parent is (224) 212-2000. The following description of the Parent and its business is qualified in its entirety by reference to the Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

        The Parent is a global specialty pharmaceutical and medication delivery company that develops, manufactures and markets products that help improve the safety, cost and productivity of patient care. The Parent's portfolio includes generic acute-care and oncology injectables, as well as integrated infusion therapy and medication management systems. The Parent's portfolio of products is used by hospitals and alternate site providers, such as clinics, home healthcare providers and long-term care facilities.

        The Parent's website address is www.hospira.com. The Parent's website is a factual reference and it is not intended to be an active link to the website, and the website information contained in the website is not a part of this Offer to Purchase.

        The Purchaser.    The Purchaser is a Delaware corporation with its principal executive offices located at 275 North Field Drive, Lake Forest, Illinois 60045. The telephone number for the Purchase is (224) 212-2000.

        The Purchaser is a wholly-owned subsidiary of the Parent. The Purchaser was formed solely for the purpose of engaging in the Offer, the Merger and the other Transactions and has not engaged, and does not expect to engage, in any other business activities.

        Directors and Officers of the Parent and the Purchaser.    The name, citizenship, business address, business telephone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and executive officer of the Parent and the Purchaser and certain other information are set forth in Schedule I to this Offer to Purchase.

        None of the Parent, the Purchaser or any of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the Parent, the Purchaser or any of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Relationship with the Company.    Except as described in this Offer to Purchase and in Schedule I (i) none of the Parent, the Purchaser or, to the best knowledge of the Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of the Parent or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of the Parent, the Purchaser, any of their affiliates or, to the best knowledge of the Parent and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of the Parent, the Purchaser or, to the best knowledge of the Parent and the Purchaser, any of the persons listed in Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of the Parent, the Purchaser or, to the best knowledge of the Parent and the Purchaser, any of the persons listed on Schedule I, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts between the Parent or any of its subsidiaries or, to the best knowledge of the Parent, any of the persons listed in Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities of the Company, an election of directors of the Company or a sale or other transfer of a material amount of assets of the Company during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, the Parent and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Copies of such materials are available to the public on the SEC's Website (www.sec.gov) and may also be obtained free of charge from the Information Agent by calling (888) 750-5834 (toll-free).

9.     Source and Amount of Funds.

        The Offer is not conditioned upon the Parent's or the Purchaser's ability to finance the purchase of Shares pursuant to the Offer. The Parent and the Purchaser estimate that the total amount of funds required to purchase all of the Shares pursuant to the Offer and consummate the Merger pursuant to the terms of the Merger Agreement is approximately $170.2 million, including certain loans we have agreed to make to the Company and estimated transaction fees and expenses. The Parent has and will have sufficient funds to consummate the purchase of Shares in the Offer and the Merger and the other transactions described above, and will cause the Purchaser to have sufficient funds available to consummate such transactions. The Parent and the Purchaser do not believe their financial condition is relevant to the decision of holders of Shares whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  in light of the Parent's financial capacity in relation to the amount of consideration payable in the Offer, the Purchaser, through the Parent, will have sufficient funds immediately available to purchase all Shares validly tendered in the Offer and not validly withdrawn;

  •
  the Offer is not subject to any financing condition; and

  •
  if the Purchaser consummates the Offer, it expects to acquire any remaining Shares not purchased in the Offer for the same cash price in the Merger.

10.   Background of the Offer; Past Contacts or Negotiations with the Company.

        The following information was prepared by the Parent and the Company. Information concerning the Parent was provided by the Parent, and neither the Company nor its representatives take any responsibility for the accuracy or completeness of such information regarding meetings or discussions in which the Company or its representatives did not participate. Information concerning the Company was provided by the Company, and neither the Parent, the Purchaser nor their representatives take any responsibility for the accuracy or completeness of such information regarding meetings or discussions in which the Parent or its representatives did not participate.

        The Company's management has periodically considered, and discussed with the Company Board, strategic alternatives for the Company. The Company's management has engaged in business development discussions from time to time with various parties for partnership opportunities with respect to the Company's product portfolio and in strategic discussions from time to time with various parties for a potential business combination.

        In early 2008, the Company Board directed management to prioritize the process to secure a co-development and commercialization product partnership, which is referred to in this section as a product partnership, on a global basis or on a major regional basis, such as North America or the European Union, for one of its lead product candidates, either Dyloject or Ereska. The Company Board emphasized the importance of this strategy at that time because the resources necessary to commercialize Dyloject and Ereska on a global basis and in North America would require substantial additional capital, which could be dilutive for the Company's existing stockholders.

        To guide and assist management in evaluating product partnership opportunities, on March 3, 2008, the Company Board established a Strategic Commercialization and Partnership Committee, which is referred to in this section as the Special Committee, as a standing committee of the Company Board and appointed Peter D. Kiernan, III, Neil W. Flanzraich and Georg Nebgen as members of the committee.

        Between February 2008 and July 2008, the Company's management met with numerous companies to discuss potential product partnership opportunities, with respect to both Dyloject and Ereska. These companies included firms of various sizes and consisted of both public and private, domestic and European, pharmaceutical companies. Where a potential partner indicated interest that merited more than preliminary discussions, the Company's management typically engaged in discussions of greater substance with such party, often permitted the potential partner the opportunity to conduct product-level diligence after signing a confidentiality agreement and, in certain cases, began negotiating a term sheet with such party. During this effort, the Company executed confidentiality agreements with numerous potential product partners. From time to time during the process, Martin Driscoll, the Company's chief executive officer, updated the Special Committee on progress that management was making with respect to securing a product partnership. None of the discussions or negotiations during this period led to a product partnership for Dyloject or Ereska for various reasons, including the failure to come to agreement on mutually acceptable terms and concerns expressed by potential partners about the potential timing of FDA approval and the commercial launch of either product in the United States.

        In May 2008, representatives of the Company contacted the Parent to determine the Parent's potential interest in a Dyloject product partnership for the European Union market. The Company provided certain non-confidential information to the Parent in connection with these discussions. Following a review of the information provided by the Company, the Parent elected not to pursue further discussions regarding a Dyloject product partnership at that time.

        During the course of the Company's discussions and negotiations with various companies for a product partnership, several companies informed the Company's management that they had an interest in a strategic business combination with the Company, although those expressions of interest were general in nature and did not include proposed financial terms. In each case, Mr. Driscoll notified the Special Committee of the unsolicited expression of interest in a strategic business combination.

        Prompted by the unsolicited expressions of interest received by the Company in a strategic business combination, in June 2008, the Special Committee instructed management to engage a financial advisor to provide assistance in connection with the Company's business development and strategic efforts. Mr. Driscoll proposed that the Special Committee also authorize management to engage the services of Scott Rakestraw, a consultant experienced in corporate and business development matters in the biopharmaceutical industry. The Company's management initiated discussions with UBS Securities LLC ("UBS") to assist with the Company's strategic business combination efforts, and they contacted Mr. Rakestraw to discuss the services he could provide in assisting the Company with both business development and strategic business combination efforts.

        In early July 2008, UBS began acting as the Company's financial advisor to assist the Company in (i) evaluating unsolicited expressions of interest in a strategic business combination with the Company received to date, (ii) conducting a solicitation process to determine potential interest from additional parties in a strategic business combination with the Company and (iii) if requested, pursuing discussions regarding a product partnership. The Company Board also authorized management to engage Mr. Rakestraw on the basis of his experience in deal analysis and negotiations to assist management, the Special Committee and the Company Board with the strategic process and product partnership efforts. The Company Board instructed management, with the assistance of UBS, to pursue both offers for a strategic business combination and offers for product partnerships for Dyloject and Ereska on a global or North American scale. On the basis of this direction, the Company's management began preparing materials, with UBS' assistance, to market the Company and the Company's product portfolio. In accordance with the Company's directives, UBS began contacting third parties to determine interest in either a strategic business combination or a product partnership and facilitating discussions with the several parties that had previously expressed unsolicited interest in a strategic business combination with the Company. Parallel to these efforts, the Company's business development team was instructed by the Company Board to continue to work on product partnership efforts for the Company's portfolio on a global and regional basis with the assistance of Mr. Rakestraw.

        With UBS' assistance, between July 2008 and October 2008, the Company contacted numerous parties (which did not include Myriad Pharmaceuticals, Inc. ("MPI")), to solicit potential interest in either a strategic business combination or a product partnership with the Company. After contacting these companies, providing non-confidential materials to a subset of companies and confidential materials to a number of those companies, preliminary discussions occurred with several companies that stated an interest in continuing or starting strategic business combination or product partnership discussions for Dyloject. The Parent was contacted in July 2008 and provided with non-confidential materials regarding the Company and its product portfolio, but the parties did not engage in substantive discussions regarding a potential strategic business combination or product partnership at that time. Eventually, the Company received non-binding term sheets for a potential strategic business combination from two parties. In a meeting on October 1, 2008, the Special Committee reviewed the results of the efforts described above and evaluated the strategic business combination proposals. The Special Committee determined that one non-binding term sheet did not reflect terms that were sufficiently favorable to the Company's stockholders because it did not assign any meaningful value to Ereska due to the potential acquirer's concerns about the product's clinical and regulatory risks at that point in time. The company submitting the other term sheet withdrew its proposal due, in part, it indicated, to the lack of Phase III clinical data for Ereska and, therefore, the potential clinical and regulatory risk for the product. As a result, in October 2008, in the context of a constricting U.S. economy and turmoil in the global financial markets, the Company Board, at the suggestion of the Special Committee, determined to suspend the Company's strategic business combination process conducted with the assistance of UBS. The Company Board directed management to continue discussions with those parties specifically interested in a product partnership for one of the Company's lead product candidates.

        However, by early fall of 2008, the Company had received only limited interest in a product partnership for Ereska and was informed that this generally was due to the fact that clinical data from the first Phase III clinical trial with respect to Ereska would not be available until 2009. In addition, several parties that were focused on a product partnership for Dyloject in the U.S. or North America indicated that they would not be in a position to enter into an agreement with the Company until the results from the second Phase III efficacy trial for Dyloject were available, which were expected to be released in December of 2008.

        Previously, in August 2008, MPI's business development and licensing group initiated contact with the Company's business development and licensing group to discuss a potential license to commercialize and co-develop Dyloject in the United States. On August 13, 2008, MPI and the Company entered into a confidentiality agreement. Between August 2008 and December 2008, the Company engaged in several discussions with MPI in connection with a potential product partnership and, in late 2008, the Company granted MPI access to confidential Dyloject product-level due diligence materials.

        In September 2008 and October 2008, the Company continued to engage in discussions with MPI and certain other parties with respect to product partnerships, including Therabel Pharma N.V., a privately-held European-based specialty pharmaceutical commercialization company from which it received a term sheet for a Dyloject EU product partnership in September 2008.

        On October 17, 2008, the Company provided MPI an initial term sheet for licensing Dyloject in the United States. No counter proposal was made by MPI to the Company with respect to this initial term sheet.

        By the end of October 2008, the Company Board directed management to continue to focus on completing a Dyloject commercialization partnership transaction, with a particular emphasis on a licensing transaction with a European partner because of the expense associated with the commercial launch of Dyloject in the United Kingdom. The Company's management believed that it was more likely that an EU product partnership could be consummated more rapidly than a partnership outside of the EU because of Dyloject's marketing authorization approval in the United Kingdom and the potential future lower cost of goods in the EU as a result of the recently completed EU supply contract with Baxter Healthcare Corporation. The Company had been in contact with more than 15 companies since April 2008 regarding a Dyloject EU commercialization partnership. After having engaged in preliminary discussions with numerous parties, in October 2008, the Company engaged in more extensive discussions about an EU Dyloject partnership with two parties, which did not include MPI or the Parent. The Company's management separately negotiated term sheets with each of these two companies, one of which was Therabel Pharma N.V., and as the term sheets evolved, the Special Committee and the Company Board evaluated the terms presented in those term sheets.

        In November 2008, the Company Board determined to move forward negotiating a definitive agreement for an EU Dyloject commercialization partnership with Therabel, on the basis that the terms presented by Therabel were more advantageous to the Company than those included in the term sheet of the other company and that Therabel's EU capabilities were stronger than those of the other company. The Company began negotiating a definitive contract for the licensing transaction with Therabel.

        In December 2008, the Company released the primary endpoint results for the second Dyloject Phase III efficacy trial, and negotiations with Therabel on a definitive license agreement continued. The Company's management also continued to engage in discussions and negotiations with other parties that had expressed an interest in a product partnership with respect to Dyloject or Ereska during November and December of 2008. Although discussions with several parties continued for a potential product partnership, turmoil in the financial markets had an apparent chilling effect on business development activities at several potential product partners.

        In early December 2008, MPI's chief executive officer contacted Mr. Driscoll and orally indicated an interest in exploring a strategic business combination transaction in addition to continuing Dyloject product partnership discussions. During this time period MPI's vice president of corporate and business development also discussed potential license and strategic business combination transactions with Mr. John Taylor, Vice President of Business Development at the Company. Mr. Driscoll informed the Special Committee of MPI's interest in a potential merger. The Company indicated to MPI it would be amenable to engaging in discussions with MPI with respect to both licensing and merger opportunities.

        On January 9, 2009, the Company Board held a special meeting at which Mr. Driscoll provided a further update to the Company Board on recent product partnership efforts and presented the negotiated terms of the proposed Therabel partnership. The Company Board approved the transaction with Therabel and directed management to complete the transaction.

        At a national healthcare investment conference in January 2009, the Company's management had discussions with several parties, including MPI, in furtherance of its prior discussions about strategic business combinations or product partnerships with those parties.

        On January 15, 2009, the Company entered into an agreement with Therabel for the commercialization rights to Dyloject for the EU and the sale of the Company's United Kingdom subsidiary. The Company received approximately $10 million in upfront cash payments, inclusive of its Dyloject manufactured inventory. At that time, the Company estimated that it had sufficient cash to fund its operations through the end of 2009.

        Over the course of January and February 2009, the Company's management also continued to engage in discussions and negotiations with other parties that had expressed an interest in a product partnership with respect to Dyloject and Ereska. The Company contacted the Parent during this period regarding a potential project partnership with respect to Dyloject, but the parties did not enter into substantive discussions.

        On January 23, 2009, the Company Board met telephonically. In a separate session of the meeting, in view of the fact that the Company had engaged in discussions with numerous parties but had not received any sufficient proposals with respect to a strategic business combination or a product partnership, the independent directors of the Company instructed Mr. Driscoll to prepare a summary of the Company's financial and strategic position to be delivered to the independent members of the Company Board at a subsequent meeting where the strategic alternatives for the Company would be discussed.

        On February 11, 2009, the independent directors of the Company met in-person with Mr. Driscoll to discuss the financial status of the Company, the challenges in the biopharmaceutical marketplace related to the difficult capital markets, and potential strategic alternatives for the Company. The independent directors discussed, among other things, the Company's cash position, the status of current product partnership activities, and the contraction of the financial markets that was inhibiting deal-making and capital-raising and suggested that Mr. Driscoll prioritize the pursuit of a strategic business combination for the Company but also continue product partnership discussions. The independent directors also asked Mr. Driscoll to approach additional companies about a potential merger and to continue to work with the Special Committee.

        On February 25 and 26, 2009, Mr. Driscoll and a team of management personnel from the Company met with MPI's chief executive officer and a team from MPI at MPI's headquarters in Salt Lake City, Utah to discuss the potential benefits of combining the two companies, to review the companies' respective product portfolios, and to conduct additional due diligence. MPI's chief executive officer indicated during the course of the meetings that, notwithstanding MPI's interest in the Company, MPI could not engage in any transaction with the Company until MPI was spun off from Myriad Genetics, which was expected to occur on or about June 30, 2009. In addition, MPI's chief executive officer stated MPI could not discuss economic terms of a potential strategic business combination until the spin-off occurred. Mr. Driscoll communicated to MPI that while the synergies between the companies were, in his opinion, compelling, the Company would have to proceed with discussions with other parties in view of MPI's timing considerations. Mr. Driscoll updated the Special Committee and the Company Board on discussions that took place with MPI during these meetings.

        In March 2009, Mr. Driscoll initiated contact with four companies that the independent directors suggested he contact, none of which the Company had met with previously. Mr. Driscoll subsequently met with members of the management teams of two of the companies. After some deliberation, neither of those two companies indicated an interest in pursuing a strategic business combination with the Company at that time.

        On March 20, 2009, Mr. Driscoll was contacted by the financial advisor to Company A, a European pharmaceutical company. The financial advisor informed Mr. Driscoll that Company A was in the process of establishing a U.S. commercial presence for its lead product in a therapeutic category related to Dyloject and Ereska. Mr. Driscoll was told that Company A was seeking additional products available for commercialization in the U.S. in the near term to accompany the lead product in its portfolio. The financial advisor indicated that, as a result, the chief executive officer of Company A was interested in meeting with Mr. Driscoll to discuss a strategic business combination of the two companies, and a meeting was scheduled for April 1, 2009.

        On March 24, 2009, the Company Board held a regularly-scheduled meeting at which Mr. Driscoll provided an update to the Company Board on recent strategic business combination and current product partnership efforts. The Company Board directed management to continue discussions and negotiations with interested parties.

        During April 2009, Mr. Driscoll and other members of the Company's management met twice with management of Company A to discuss a potential strategic business combination and due diligence matters.

        On April 6, 2009, the Company communicated to MPI that it was ceasing due diligence activities with MPI to explore other options.

        On an April 29, 2009 conference call, Mr. Driscoll summarized for the Company Board the status of various discussions regarding product partnerships and strategic business combinations. Mr. Driscoll noted that the number of parties previously interested in potential product partnerships with the Company had been reduced by mergers in the pharmaceutical industry. Also, Mr. Driscoll indicated to the Company Board that several term sheets from prospective product partnership firms proposed relatively low upfront and near-term milestone payments and relatively larger back-end payments, and such transactions were not attractive to the Company in light of the Company's balance sheet and cash needs.

        At an industry conference in April 2009, the Company's vice president of business development met with a representative from the Parent's business development group about interest in a Dyloject product partnership. The parties agreed to have further discussions about a potential partnership.

        In May 2009, the Special Committee directed the Company's management to contact UBS to further assist with the process of seeking a strategic business combination, and over the course of the month the Company's management engaged in discussions and negotiations with certain parties that had expressed an interest in a product partnership or a strategic business combination, in some cases after being contacted initially by Mr. Driscoll.

        In late May 2009, Mr. Taylor contacted MPI's vice president of corporate and business development and expressed a renewed interest in exploring options with MPI.

        In early June 2009, the chief executive officer of Company A contacted Mr. Driscoll and informed Mr. Driscoll that Company A remained interested in a potential strategic business combination with the Company, but that Company A's board was considering two other strategic business combination opportunities. In addition, he informed Mr. Driscoll that Company A's board wanted its management to focus on the completion of a financing before a strategic business combination was completed.

        On June 5, 2009, the Company and the Parent entered into a confidentiality agreement in order to facilitate further discussions between the parties about a potential product partnership.

        On June 17, 2009, Mr. Driscoll and MPI management met in New York City for the purpose of updating one another on the respective businesses of the Company and MPI and to discuss the status of the spin-off of MPI from Myriad Genetics. MPI's chief executive officer confirmed MPI's continued interest in a possible strategic business combination with the Company, but did not discuss the financial terms of a potential transaction and again indicated that MPI could not engage in such discussions until MPI's spin-off from Myriad Genetics was completed. Mr. Driscoll informed MPI management that the Company's discussions with other parties were advancing.

        On June 19, 2009, the financial advisor of Company B met with Mr. Driscoll to discuss Company B's interest in pursuing a strategic business combination with the Company. Company B is a U.S.-based, small cap biopharmaceutical company with a marketed product in the U.S. in a relevant therapeutic category. Earlier in 2009, Company B had contacted the Company and indicated an interest in a U.S. product partnership for Dyloject. Following the June 19, 2009 meeting, the management of Company B and the Company, together with their respective financial advisors, held further discussions with respect to a strategic business combination, and Company B conducted due diligence.

        On June 23, 2009, the Company Board held a regularly-scheduled meeting at which Mr. Driscoll provided an update to the Company Board on recent strategic business combination and product partnership efforts. The Company Board directed management to continue discussions with interested parties.

        In early July, at the Company's request, UBS began to assist the Company again with the Company's pursuit of a strategic business combination.

        Following the completion of MPI's spin-off, on July 6, 2009, MPI's chief executive officer and Mr. Driscoll had a conference call to discuss potential licensing and strategic business combination transactions between MPI and the Company.

        On July 7, 2009, the chief executive officer of Company A informed Mr. Driscoll that Company A's board of directors had authorized Company A to pursue a potential merger with the Company, after having evaluated two other strategic opportunities. The chief executive officer of Company A indicated to Mr. Driscoll that its board of directors and management agreed that the Company was the optimal strategic business combination candidate of the three Company A had evaluated and that a financing could be pursued after completion of a merger agreement with the Company. The chief executive officers of Company A and the Company agreed to continue to conduct due diligence and to discuss potential financial terms of a merger. Mr. Driscoll then telephonically informed the individual members of the Special Committee of his discussion with the chief executive officer of Company A.

        On July 9, 2009, the chief executive officer and the chief medical officer of Company B met with Mr. Driscoll and other members of senior management at the Company's executive offices to discuss capabilities, diligence and potential terms of a merger. The Company B chief executive officer stated that Company B was particularly interested in potential future product indications for Ereska. The chief executive officer stated that Company B was not yet comfortable with the size of the market opportunity for Dyloject and had hired external commercial consultants to conduct a U.S. market assessment of Dyloject. Company B then undertook additional diligence on the Company.

        On July 10, 2009, Company A sent a letter to Mr. Driscoll confirming its interest in the potential acquisition of the Company.

        On July 16, 2009, Mr. Driscoll and Stephen J. Tulipano, the Company's Chief Financial Officer, and management of MPI, together with the companies' respective financial advisors, met in New York City to discuss a potential combination of the companies. At the meeting, MPI presented to the Company its initial thoughts on the value and strategic merits of a business combination. Mr. Driscoll updated the Special Committee on the value terms following the meeting.

        In July 2009, the Parent submitted an indication of interest to the Company with respect to a Dyloject product partnership for North America and selected territories in the Americas. The Company's management engaged in discussions with the Parent and permitted the Parent access to Dyloject due diligence materials based on the indication of interest offered by the Parent.

        In late July and early August 2009, in accordance with the Company's directives, the Company's financial advisor contacted seven additional companies, in addition to assisting the Company with its process with Company A, Company B, and MPI, to determine potential interest in a strategic business combination with the Company. None of the additional seven companies indicated an interest in pursuing a transaction with the Company at that time.

        By August 2009, the Company was actively engaged in discussions with three potential acquirers—Company A, Company B and MPI. On August 3, 2009, Mr. Driscoll updated the members of the Special Committee on the strategic business combination discussions with Company A, Company B and MPI. Mr. Driscoll also summarized the discussions with the Parent for a Dyloject product partnership.

        On August 6, 2009, Company A submitted to the Company's management a preliminary indication of interest to acquire the Company. Pursuant to the proposal, each holder of the Company's common stock would receive (i) a number of Company A American depositary shares representing a fixed, baseline offer at a 30% premium to the 20-trading day closing price of the Company's common stock preceding the date on which a transaction was to be announced, which at the time represented approximately $2.20 per outstanding share of the Company's common stock, and (ii) contingent warrants for additional Company A American depositary shares representing each holder's pro rata share of additional consideration in an amount equal to $40 million in the aggregate issuable upon the achievement of regulatory milestones with respect to Dyloject. Under these terms, the Company's stockholders would hold approximately 18% of the combined company (using the then current relative share prices of the companies).

        On August 6, 2009, the Company Board held a telephonic meeting at which Mr. Kiernan, a member of the Special Committee, provided an update to the Company Board on the Company's recent strategic business combination efforts and the one product partnership effort. The update included a discussion of the general terms of Company A's August 6th indication of interest. The Special Committee and management provided materials to the board containing information about the potential acquirers and a summary of certain strategic business combination and product partnership efforts, and the Company Board instructed management to continue to negotiate with Company A, Company B and MPI to obtain terms most favorable to the Company's stockholders. At that time, the Special Committee was given the mandate to direct management in the pursuit of a strategic business combination with the three interested firms. The Special Committee had been reduced to two members, Mr. Kiernan and Mr. Flanzraich, based on their expertise and experience in mergers and acquisitions.

        On August 7, 2009, management of Company B met with the Company's management at the offices of Company B's financial advisor to discuss further the potential merger of the two companies, and Company B inquired about additional diligence matters. As part of its due diligence efforts, Company B expressed a desire to understand the Company's projections on resources needed for the establishment of a commercial presence in the hospital or acute care pain market. Company B's management presented a summary of the U.S. market assessment for Dyloject in the U.S. conducted by their external commercial consultants. The summary of this assessment indicated the Dyloject U.S. market opportunity was consistent with the Company's internal estimates. Five days later, on August 12, 2009, Company B submitted to the Company's management a non-binding indication of interest to acquire the Company. In the indication of interest, Company B proposed to acquire all outstanding shares of the Company's common stock based on a fixed exchange ratio of 0.220 of a share of Company B stock for each share of the Company's outstanding common stock. This proposal represented a total value per share of the Company's common stock of $2.00 at that time, and Company B projected that as a result of the transaction, the Company's stockholders would own shares representing approximately 24% of the combined entity. Company B management indicated in conveying their proposal that their principal interest was with Dyloject as they had determined the market opportunity for Dyloject was in line with the Company's estimates but that they had some concerns about the clinical, regulatory and market exclusivity risks for Ereska. Given these perceived risks with Ereska, Company B ascribed little value to Ereska at this time. Mr. Driscoll informed the Special Committee of receipt of the indication of interest and the general terms. In accordance with directives from the Special Committee, the Company's financial advisor subsequently held discussions with Company B's financial advisor to convey, among other things, that Company B's proposal was not competitive to a proposal received by the Company from another party.

        On August 10, 2009, during a Special Committee call, Mr. Driscoll and representatives of the Company's financial advisor updated the Special Committee on the status of negotiations with Company A, Company B, MPI and the Parent. The Special Committee gave Mr. Driscoll direction on negotiating with Company A and Company B.

        On August 11, 2009, the Company announced results of its initial review of top line results from the first Phase III clinical study of Ereska and indicated that the results would be subsequently fully re-analyzed. The Company disclosed that the initial analysis of the study revealed Ereska did not demonstrate statistical significance to placebo for the primary efficacy endpoint.

        On August 13, 2009, following discussions between Mr. Driscoll and the chief executive officer of Company A, the Company responded in writing to Company A's August 6, 2009 indication of interest, specifying that the Company required an increase in the premium proposed and the contingent consideration, and that the Company also required an equity line to fund its operations.

        On August 17, 2009, the Special Committee held a telephonic meeting at which they reviewed, with Mr. Driscoll's assistance, the terms of the proposals from Company A, Company B and the Parent. The Special Committee instructed management to pursue Company A's proposal most aggressively because of more favorable financial terms but to continue discussions regarding a strategic business combination with Company B and MPI, which had not yet submitted proposed terms in writing, and, to a lesser degree, discussions regarding a product partnership with the Parent as an alternative option.

        Following discussions between the parties' respective financial advisors, on August 18, 2009, Company B submitted to the Company's management a revised non-binding indication of interest to acquire the Company wherein it increased the proposed fixed exchange ratio and added a contingent milestone payment. Mr. Driscoll informed the Special Committee of receipt of the revised indication of interest and provided this to the Special Committee.

        On August 18 and 19, 2009, Mr. Driscoll and representatives from Company A, including its chief executive officer, together with the Company's and Company A's respective financial advisors, discussed the terms of a proposed merger and elements of a merger agreement. Mr. Driscoll subsequently updated the Special Committee with respect to the August 18 and 19 meetings with Company A.

        On August 24, 2009, Company A sent to the Company a revised indication of interest in which it proposed to increase the amount of contingent consideration it would provide to the Company's stockholders and provided for a working capital facility.

        On August 25, 2009, the chief executive officers of MPI and the Company discussed the potential financial terms of a merger, and Mr. Driscoll informed MPI's chief executive officer that negotiations with other parties were advancing on terms that were more favorable to the Company's stockholders than MPI's oral indications of terms to date.

        On August 26, 2009, the Special Committee held a telephonic meeting at which the Special Committee reviewed the terms of the latest strategic business combination proposals from Company A and Company B. Individual company profiles of Company A and Company B also were discussed with the Special Committee. The Special Committee gave management direction on terms it considered essential in a proposal that it would consider approving, including the provision for a working capital facility, and instructed management to continue discussions and negotiations with Company A, Company B and MPI. Management was directed to continue discussions with the Parent as an alternative option in the event the strategic business combination efforts did not conclude successfully in a sufficient time frame. On that same date, the Company sent to Company A its response to Company A's prior revised indication of interest.

        Between June 5, 2009, the date on which the Parent and the Company entered into a confidentiality agreement, and August 2009, the Parent continued to conduct diligence on Dyloject. Mr. Taylor also spoke with Peter Larsen, a Director of Business Development at the Parent, from time to time during this period about a potential product partnership.

        On August 27, 2009, the Parent's management presented its U.S. commercial capabilities to the Company's management in a meeting in the Company's offices. The Company's management informed the Parent's management that the Company Board had determined that it preferred that the Company pursue a strategic business combination instead of a product partnership, but the Company would continue discussions with the Parent for a Dyloject product partnership. The Parent stated again that it wanted to pursue a product partnership for Dyloject with the Company and not a strategic business combination. Concurrently with negotiations with the parties interested in a strategic business combination, the Company's management continued negotiating terms of a commercialization and co-development collaboration for Dyloject in North America and other territories in the Americas with the Parent in order to preserve all of its alternatives at that time.

        Also on August 27, 2009, the Company received a revised indication of interest from Company A in response to the Company's letter of August 26, the terms of which Mr. Driscoll relayed to the Special Committee. Following direction from the Special Committee, Mr. Driscoll continued negotiating the proposed terms of a potential strategic business combination with the chief executive officer of Company A, and on September 4, 2009 the Company received a revised indication of interest from Company A.

        On August 28, 2009, the Company received from MPI, through its financial advisor, non-binding indication of interest for an all stock acquisition of the Company. In the indication of interest, MPI proposed to issue (i) shares of MPI common stock to the Company's stockholders at the closing of the merger resulting in ownership by the Company's stockholders of approximately 20% of the combined company, and (ii) contingent consideration to the Company's stockholders in the form of additional shares of MPI common stock issuable to the Company's stockholders upon FDA final approval of Dyloject within certain time periods, which could result in the Company's stockholders owning up to 40% of the combined company. MPI also offered to arrange for funding for the Company's on-going operational expenses between the signing of a definitive agreement and closing of the proposed transaction.

        On August 30, 2009, Company B submitted a revised non-binding proposal to the Company for a strategic business combination. Company B's strategic business combination proposal included the same terms with respect to a fixed exchange ratio and a contingent milestone payment as appeared its August 18 indication of interest, however, the new proposal also included a $20 million upfront cash payment. Including the milestone payment and the cash payment, this proposal still represented a total value per outstanding share of the Company's common stock of $2.47 at that time because the price at which Company B's common stock was trading had decreased by more than 10% since its August 18 indication of interest. Since Company B informed the Company that it ascribed a majority of the value in the Company to Dyloject, Company B also offered a U.S. Dyloject product partnership deal as an alternative transaction.

        On August 31, 2009, the Company Board held a teleconference call with Mr. Tulipano and the Company's financial advisor in attendance to review the status of the Company's discussions and negotiations regarding a strategic business combination and the latest terms presented by the parties, including MPI in its August 28 non-binding indication of interest. During the telephonic meeting, the Company's management and the directors discussed recent interactions with the parties, the content of several transaction-related documents prepared by management, the status of negotiations regarding the term sheets and options going forward. The directors and management also discussed the Company's cash position, which was estimated to be sufficient to fund current operations only through December 2009. Additional costs associated with the completion of the Dyloject NDA submission and merger-related expenses had increased the rate at which the Company's funds were being depleted. The Company Board took note of the fact that the terms presented by Company A were financially superior to those presented by Company B and MPI. The Company Board directed management to continue to negotiate terms with all of the parties, leveraging the fact that there were three parties vying to engage in exclusive negotiations with the Company with respect to a merger.

        In late August and early September 2009, the Company's management continued to negotiate with all three potential merger candidates the terms of the proposed strategic business combination and with the Parent with respect to a Dyloject product partnership. During the course of negotiations, Mr. Driscoll informed management of each of Company B and MPI that the Company was moving closer to agreement with another party on a letter of intent for a merger and that they would need to improve the terms of their proposals to remain competitive with the proposal of the other party (Company A).

        On September 8, 2009, Company B's chief executive officer informed Mr. Driscoll that Company B could not further improve its latest proposal.

        On September 9, 2009, the Company Board met via teleconference to review developments in discussions and negotiations with respect to a strategic business combination that had occurred since the August 31, 2009 teleconference of the Company Board. Mr. Kiernan and Mr. Driscoll reviewed for the Company Board the three proposals for a strategic business combination and noted that in Company A's latest revised indication of interest, which the Company had received on September 4, 2009, Company A continued to provide for a working capital facility and also now included a collar on Company A's stock price to mitigate the potential effect of fluctuations in its stock price on the value of the transaction to the Company's stockholders in the event Company A completed a financing between the signing of the merger agreement and the consummation of the merger. Mr. Kiernan and Mr. Driscoll summarized the negotiations between the Company and Company A. Mr. Kiernan noted that Company A stated that it would only proceed, however, if the Company agreed to negotiate exclusively with Company A. The Company Board discussed the terms proposed by Company A, noting, in particular, the superior economic terms of Company A's proposal, including the working capital facility, which was important to the Company in view of its declining cash position. In addition, the Company Board considered the recent information regarding the unfavorable Ereska Phase III trial results and the potential impact on the clinical costs, risks and timeline for further development of the product. At the end of the discussion, the Company Board authorized management to enter into a non-binding letter-of-intent to conduct exclusive negotiations with Company A.

        On September 9, 2009, Mr. Driscoll informed the chief executive officer of Company B that the Company would likely soon execute a non-binding indication of interest with another party that would include an exclusivity provision.

        On September 10, 2009, MPI's chief executive officer contacted Mr. Driscoll to re-affirm the MPI board of director's interest in a strategic business combination with the Company. Mr. Driscoll informed MPI's chief executive officer that the Company was at a stage of advanced negotiations with another party for a strategic business combination on terms superior to those proposed by MPI, that the Company intended to sign a letter of intent with the other party, and that the letter of intent would include an exclusivity provision preventing further discussions with MPI. Mr. Driscoll notified the Special Committee members of this conversation.

        On September 10, 2009, the Company's management notified the Parent that the Company intended to enter into an exclusive negotiation period with another party for a strategic business combination.

        On September 11, 2009, Mr. Driscoll informed MPI's chief executive officer that the Company would likely be entering into an exclusive negotiation period with another party for a strategic business combination and would not be able to continue discussions with MPI during such period.

        On September 14, 2009, the Company signed a letter of intent with Company A and commenced negotiating a merger agreement. The letter of intent provided for a period of exclusivity from September 14, 2009 through October 5, 2009, during which time the Company agreed to negotiate exclusively with Company A regarding a possible strategic business combination transaction and was precluded from discussions with third parties regarding strategic business combinations or product partnerships. On that same date, the Parent's business development personnel notified the Company's management that the Parent remained interested in pursuing a Dyloject product partnership.

        On September 15, 2009, the Company received a revised indication of interest from MPI with respect to a strategic business combination, in which it increased its prior offer. MPI proposed to issue (i) shares of MPI common stock to the Company's stockholders at the closing of the merger resulting in ownership by the Company's stockholders of 42.2% of the combined company and (ii) contingent consideration in the form of additional shares of MPI common stock issuable to the Company's stockholders upon FDA approval of the new drug application for Dyloject within certain time periods, which could result in the Company's stockholders owning up to 49.2% of the combined company. MPI's revised indication of interest also continued to offer financing for the Company's operational expenses between the signing of a merger agreement and closing of the merger.

        On September 24, 2009, the Parent submitted a revised term sheet for a Dyloject product partnership, providing for a larger milestone payment at signing. The Company did not respond due to the exclusivity provision it was bound by with respect to Company A.

        Between September 14, 2009 and October 1, 2009, the Company, Company A and their respective outside counsel engaged in negotiations with respect to a merger agreement and a working capital facility. However, on October 1, 2009, Company A notified the Company that it was no longer interested in pursuing the transaction and withdrew its offer, released the Company from the exclusivity period and ended negotiations on a merger agreement and the associated working capital facility.

        On October 2, 2009, the Company Board held a telephonic meeting at which Mr. Driscoll provided an update to the Company Board on the termination of discussions with respect to a potential strategic business combination with Company A. The Company Board took note of the Company's financial position and the costs incurred in connection with the negotiations with Company A and directed management to pursue an alternative transaction at an accelerated pace. Mr. Driscoll informed the Company Board that he was in the process of contacting Company B and MPI to inform them that the exclusivity period with Company A had been terminated and that the Company would likely be interested in resuming discussions with such parties. Mr. Driscoll also informed the Company Board that he had contacted the Parent to inform the Parent that the Company would likely be interested in re-engaging in discussions with them as well. The Company Board agreed that management should pursue discussions with Company B and MPI with respect to a potential strategic business combination and with the Parent to keep a potential product partnership open as an alternative transaction. The Company Board agreed with Mr. Driscoll's actions. The Company Board also instructed management to consider the need for a potential capital raise to finance operations beyond December 2009 in the event that a strategic business combination with a working capital facility could not be agreed upon in an expedited fashion.

        Between October 2, 2009 and October 5, 2009, Mr. Driscoll contacted each of Company B, MPI and the Parent to inform them that the Company was no longer subject to exclusivity with a third party. The chief executive officer of Company B indicated he would review the opportunity to acquire the Company again with his advisors and internal organization and inform Mr. Driscoll promptly if Company B had interest in renewing discussions about a merger. He later informed Mr. Driscoll that Company B was not interested in renewing merger discussions with the Company at that time because it was at an advanced stage in discussions with respect to another strategic opportunity to which Company B had diverted its focus while the Company was in the exclusivity period with Company A. The Parent expressed an interest in resuming discussions with the Company regarding a Dyloject product partnership, and while Mr. Driscoll again emphasized that the preferred outcome expressed by the Company Board was a strategic business combination, he indicated that the Company would re-engage in discussions with the Parent for a Dyloject product partnership in parallel with its discussions with other parties for a potential strategic business combination. The chief executive officer of MPI also expressed interest in re-engaging in merger discussions and indicated he would consult with MPI's advisors on the terms of a revised proposal.

        On October 2, 2009, the Parent reaffirmed the terms contained in its term sheet dated September 24, 2009, and indicated that it would send a draft agreement to the Company for a commercialization and development collaboration for Dyloject in North America and certain other territories in the Americas the following week.

        On October 7, 2009, the Parent submitted a draft definitive agreement to the Company's management for a commercialization and development collaboration for Dyloject in North America and certain other territories in the Americas. The draft agreement contained several major contingencies for the signing of the agreement and thus payment of the first major milestone, which was unfavorable in view of the Company's decreasing cash balance. Moreover, the draft definitive agreement from the Parent had a change in a material financial term that had already been agreed upon in the non-binding term sheet.

        On October 13, 2009, the Company's business development team and the Parent's management had a telephone conversation regarding the Dyloject product partnership. The Parent stated that its due diligence on Dyloject was not complete and that the Parent required the Company to commit to negotiating exclusively with the Parent. In order to accommodate the Parent's request, the Company would have been required to suspend its strategic business combination discussions with MPI. The Company informed the Parent that the Company would not agree to an exclusivity period for a licensing agreement, and the Company would not engage in further negotiations on a definitive licensing agreement until the Parent affirmed the terms in its non-binding term sheet and confirmed that its due diligence was completed. The Company then facilitated further due diligence activities for the Parent.

        During the period between October 8, 2009 and October 25, 2009, MPI's chief executive officer and Mr. Driscoll had a number of calls to discuss MPI's continued interest in pursuing a strategic business combination with the Company and the potential terms of such a transaction.

        During the period between October 2, 2009 and November 25, 2009, Mr. Driscoll had calls with individual members of the Special Committee regarding developments with the strategic business combination efforts with MPI and the product partnership discussions with the Parent. The Special Committee directed management to continue negotiations with both parties, with an emphasis on advancing terms with MPI.

        On October 16, 2009, the Parent confirmed to the Company that its due diligence activities were complete. The Parent then submitted to the Company a revised licensing agreement on October 20, 2009, and stated that a final agreement would have to be reached by October 31, 2009 or the Parent would terminate further negotiations. The Company's review of the revised licensing agreement identified several substantive terms that were inconsistent with the negotiated non-binding term sheet that was affirmed by the Parent and other provisions believed by the Company to be disadvantageous to it.

        On the same date, Mr. Driscoll and MPI's chief executive officer discussed the terms included in MPI's September 15th revised indication of interest. Mr. Driscoll informed the Special Committee members of this discussion.

        On October 19, 2009, the Company responded to MPI's September 15 revised indication of interest, identifying the terms upon which the Company would be willing to proceed.

        On October 26, 2009, the Company received from MPI a second revised indication of interest to enter into a strategic business combination with the Company. MPI proposed a fixed exchange ratio at signing that would result in the Company's stockholders receiving a 15% premium over the pre-announcement stock price for the Company's common stock, which would result in the Company's stockholders owning approximately 39.8% of the combined company, a value of $1.81 per outstanding share of the Company's common stock on that date (based on the average closing prices of the Company's common stock and MPI common stock over the five trading days ended October 23, 2009), utilizing then recent closing prices of the two companies for illustrative purposes. MPI also proposed to provide for the issuance of additional shares of MPI common stock upon FDA final approval of Dyloject within certain time periods, which could result in the Company's stockholders receiving an increased premium to pre-announcement prices for the Company's common stock of up to 35% and in the Company's stockholders owning up to 43.8% of the combined company. MPI continued to propose providing financing for the Company's operational expenses between the signing of a merger agreement and closing of the merger.

        Between October 26, 2009 and November 9, 2009, the Company and MPI and their respective advisors engaged in numerous additional discussions regarding the terms of the proposed transaction.

        On October 28, 2009, the Special Committee met by teleconference to review with Mr. Driscoll the developments in discussions and negotiations with respect to a strategic business combination with MPI and the potential collaboration with the Parent that had occurred since October 14, 2009. Mr. Driscoll reviewed for the Special Committee the terms of the potential collaboration with the Parent and the MPI proposal. In light of the view of the Company Board that the preferred result for the Company was a strategic business combination, the Special Committee asked Mr. Driscoll to focus on the terms of the MPI proposal. Mr. Driscoll reviewed the numerous telephonic discussions regarding the terms of the proposed transaction with MPI and highlighted the potential ownership levels of the Company's stockholders in the combined entity based on the achievement of the Dyloject milestone at various stages in time. He also indicated that while MPI stated that it would only proceed if the Company agreed to negotiate exclusively with MPI with respect to a strategic business combination, it would permit the Company to continue to negotiate orally a Dyloject product partnership with the Parent. The Special Committee took note of the working capital facility included in MPI's proposal, which was important to the Company to fortify its cash position, given that the Company's current capital was only sufficient to fund its operations through mid-December 2009. The Special Committee then discussed the terms proposed by the Parent and noted that the Parent had changed certain material terms of the proposed partnership in a manner unfavorable to the Company, and certain contingencies in the Parent's proposal would have to be met before consummation of the agreement, thus extending the date for receipt of the first major milestone payment. At the end of the discussions, the Special Committee authorized the Company's management to enter into exclusive negotiations with MPI, subject to the Company's right to continue oral negotiations with respect to a product partnership for Dyloject with the Parent and authorized the execution of a letter of intent with MPI on the terms described.

        On October 30, 2009, the Company completed an equity financing with a single investor that raised net capital of approximately $3.7 million. The Company's management estimated that the cash infusion would enable Javelin to continue to fund its operations only through January 2010.

        Following a conversation between Mr. Driscoll and MPI's chief executive officer on November 3, 2009, on November 4, 2009, MPI sent to the company a third revised non-binding indication of interest, which included a collar of 5% above and below the prices of the Company's and MPI's common stock referred to in the letter that would be used to calculate the fixed exchange ratio at signing. Although the premiums would remain the same, utilizing the collar, the Company's stockholders would own between approximately 37.7% and 42.7% of the combined company at closing and, upon FDA final approval of Dyloject within certain time periods, up to approximately 46.8% of the combined company. MPI continued to propose providing financing for the Company's operational expenses between the signing of the merger agreement and closing of the merger.

        On November 5, 2009, the Company received a new version of the draft definitive agreement from the Parent for a Dyloject product partnership. In addition to the previous contingencies for closing, the Parent changed a significant economic term in the term sheet previously affirmed by the Parent. Mr. Driscoll informed the Special Committee of this development with the Parent and the Special Committee directed Mr. Driscoll to continue to pursue a transaction with MPI.

        On November 9, 2009, the Company and MPI entered into a non-binding letter of intent for a strategic business combination containing an exclusivity provision ending on November 30, 2009, which was to be automatically extended unless either party were to notify the other in writing of termination and which permitted the Company to continue oral negotiations with the Parent for a Dyloject product partnership.

        During the period between the signing of the letter of intent with MPI and the execution of the merger agreement with MPI, members of the management teams of the Company and MPI, together with the assistance of their respective advisors, exchanged financial, operating and legal due diligence materials and conducted their respective confirmatory due diligence investigations. At the same time, the Company and MPI and their respective outside counsel spent considerable time negotiating terms of the proposed merger agreement and the working capital facility and exchanged multiple drafts of the proposed merger agreement and the loan agreement in the process of these negotiations.

        On November 12, 2009, Mr. Driscoll and MPI's chief executive officer had a telephone conversation about the proposed merger agreement between MPI and the Company. Mr. Driscoll updated the Special Committee following the discussion.

        On November 16, 2009, Mr. Driscoll had a conversation with a senior representative from the Parent with respect to the changes in certain terms regarding the potential product partnership for Dyloject that were unfavorable to the Company. The Parent then informed Mr. Driscoll that the Parent required confirmation by November 19, 2009, that the Parent was prepared to execute a definitive licensing agreement with the Company by December 1, 2009. The Parent's representative stated the Parent's strong preference was the licensure of Dyloject for North America and certain territories in the Americas but that the Parent had other opportunities it would pursue if the Company could not meet the December 1, 2009 deadline for the completion of a definitive agreement. On November 22, 2009, Mr. Driscoll notified the Parent that the Company would not meet the December 1, 2009 deadline and subsequently informed the Parent that it was proceeding with its negotiations for a strategic business combination with another party.

        On November 18, 2009, Mr. Driscoll and Mr. Tulipano met with management of MPI in Boston, Massachusetts, to discuss the due diligence process, terms of the proposed merger, and actions going forward, and on November 19, 2009, members of the management teams of MPI and the Company held a joint teleconference to review the status of MPI's clinical pipeline in support of the Company's due diligence review of MPI.

        On November 25, 2009, Mr. Driscoll updated the Company Board on the developments and status of the strategic business combination negotiations with MPI and the end of product partnership discussions with the Parent.

        On November 30, 2009, the exclusivity period between MPI and the Company was automatically extended in the absence of either party terminating such exclusivity.

        On December 2, 2009, the Company submitted the NDA for Dyloject to the FDA.

        On December 4, 2009, Mr. Driscoll received an unsolicited letter from the Parent indicating its interest in acquiring the Company. The letter did not propose any financial terms for the strategic business combination. Mr. Driscoll informed the Special Committee and the Company Board of the receipt of the letter from the Parent. The Company did not respond to the letter in accordance with the terms of exclusivity in its negotiations with MPI.

        On the same date, the Special Committee met to discuss the key issues in the draft merger agreement with MPI. The Special Committee provided Mr. Driscoll direction on proceeding with negotiation of the merger agreement with MPI.

        On December 9, 2009, the Company's financial advisor was contacted by the Parent's financial advisor. In accordance with the Company's directives, the Parent's financial advisor was informed that, while the Company was in exclusive discussions with another party and these discussions were well-advanced, the Company could continue discussions with the Parent regarding a potential Dyloject product partnership under the terms of the exclusivity arrangement.

        On December 10, 2009, Mr. Driscoll received an unsolicited, non-binding letter of interest from the Parent in which it proposed to acquire the Company for cash in a range of $1.85 to $2.00 per outstanding share of common stock of the Company contingent upon due diligence. Following receipt of the letter, Mr. Driscoll contacted the members of the Special Committee to make them aware of the terms of the letter and provided a copy of the letter to the Special Committee and the full board of directors of the Company. The Special Committee determined that, for various reasons, including the stage of negotiations with MPI, the lack of a working capital facility in the Parent's proposal, and the fact that the Parent's proposal was contingent upon due diligence and subject to full negotiation which could result in a reduction of the Parent's proposed purchase price, the Company should continue negotiating exclusively with MPI. Consequently, the Company did not respond to the letter.

        On December 10, 2009, Mr. Driscoll also provided an update for the Company Board of the developments related to the strategic business combination negotiations with MPI.

        On December 13, 2009, in accordance with the Company's directives, the Company's financial advisor notified the Parent's financial advisor that the Company was in an exclusive negotiation period for a merger with another party and could not respond to its letter of interest at that time.

        Also on December 13, 2009, Mr. Driscoll and MPI's chief executive officer had a call to discuss the proposed merger agreement between MPI and the Company.

        On December 15, 2009, a regularly-scheduled meeting of the Company Board was held telephonically to discuss the status of negotiations with respect to the proposed terms of the transaction with MPI, in advance of which, among other things, materials relating to the terms of the proposed MPI merger and the working capital facility, summaries of diligence related to MPI intellectual property and the December 10 letter from the Parent were circulated. Mr. Driscoll and the Company's outside legal counsel updated the Company Board on the status of negotiations with MPI and the progress on the proposed merger agreement, the proposed loan agreement with respect to the working capital facility and certain ancillary documents. Mr. Driscoll then described the history of the Company's discussions with the Parent regarding a Dyloject product partnership and noted the differences between certain negotiated terms and those contained in drafts of the definitive licensing agreement later provided by the Parent. The Company Board then discussed the Parent's December 10th letter, noting, among other things, that while the per share price offered by the Parent was higher than that offered by MPI, the proposal was contingent upon completion of additional due diligence by the Parent, which could impact the price per share the Parent was willing to pay, did not include a working capital facility, would require the negotiation of a new merger agreement, and that under the merger agreement with MPI, the Company could still, subject to payment of a termination fee and the other conditions, enter into a transaction with the Parent if it made a superior proposal. The Company Board also discussed the likelihood that the Company would need to raise additional capital prior to the execution of a merger agreement with the Parent and the potential impact that could have on the price per outstanding share of the Company's common stock that the Parent would ultimately be willing to agree to. The Company Board also considered the possibility that MPI would cease negotiations entirely with the Company in respect of a strategic business combination if the Company terminated the exclusivity period in order to explore the Parent's non-binding indication of interest. In view of these factors, the Company Board then directed Mr. Driscoll to culminate negotiations with MPI and finalize the merger documentation with MPI.

        On December 17, 2009, MPI's chief executive officer notified Mr. Driscoll that the MPI board of directors had unanimously approved the merger agreement pursuant to which MPI would acquire the Company.

        On December 18, 2009, a special meeting of the Company Board was held telephonically to discuss the proposed terms of the transaction with MPI. All members of the Company Board were present on the call, and certain members of the Company's senior management and representatives of Ropes & Gray LLP, the Company's outside legal counsel, and UBS were present on the call. In advance of the telephonic meeting, a substantially final draft of the merger agreement with MPI and related materials were circulated to the Company Board. At the meeting, members of senior management and the representatives of the Company's advisors reviewed with the Company Board, among other matters, the terms of the merger agreement with MPI and the related transaction documents. In addition, the Company's outside counsel reviewed with the Company Board the fiduciary duties of the Company Board. Also at this meeting, the Company's financial advisor reviewed with the Company Board a financial analysis of the per share consideration to be received in the MPI merger and delivered to the Company Board an opinion as to the fairness, from a financial point of view as of that date, of the per share consideration to be received in the MPI merger by holders of the Company's common stock. On the basis of the Company's extensive efforts to explore third party interest in potential transactions, and after discussion and consideration, the Company Board determined that the amount and form of consideration then being proposed by MPI for each outstanding share of the Company's common stock outstanding, together with the right to a certain number of shares upon the satisfaction of a contingency related to the approval of the Dyloject new drug application by the FDA, represented the best opportunity for the Company's stockholders to realize long term value. After further discussion among the Company Board members and other participants on the call with respect to various matters related to the potential transactions with MPI, the Company Board approved the merger with MPI, the proposed merger agreement with MPI and the transactions contemplated by the merger agreement (including the loan agreement with MPI governing the working capital facility).

        On the morning of December 18, 2009, a merger agreement, which is referred to herein as the MPI merger agreement, was executed and delivered by the Company, MPI, an acquisition subsidiary formed by MPI and a representative of the Company's stockholders. Before the opening of the markets on December 18, 2009, the Company and MPI issued a joint press release announcing the proposed merger with MPI.

        Following the December 18th announcement of the transaction between the Company and MPI, the Parent consulted internally with its financial and legal advisors with respect to possible options to acquire the Company.

        On February 12, 2010, MPI filed with the SEC a registration statement on Form S-4 containing a joint proxy statement/prospectus, which described the MPI merger and sought to register the shares of MPI stock issuable in connection with the MPI merger.

        On March 10, 2010, MPI filed with the SEC a pre-effective amendment to the registration statement on Form S-4.

        On March 12, 2010, the registration statement on Form S-4 was declared effective by the SEC. The joint proxy statement/prospectus was thereafter mailed to the stockholders of MPI and the Company. The joint proxy statement/prospectus included a notice informing the Company's stockholders of a special meeting of stockholders to be held on April 22, 2010 at which the Company's stockholders were to consider and vote upon a proposal to approve and adopt the MPI merger agreement and the transactions contemplated thereby, including the MPI merger.

        On March 31, 2010, Mr. Driscoll received a voicemail message from Christopher B. Begley, the Chairman and Chief Executive Officer of the Parent, stating that the Parent intended to send an unsolicited letter of interest to the Company. Subsequently, the Company received such a letter of interest from the Parent in which it proposed to acquire the Company for cash for $2.20 per outstanding share of common stock of the Company, which is referred to in this section as the Parent Proposal. The letter of interest was also sent to the Company's legal advisors. The Parent Proposal was not subject to due diligence or a financing contingency. Following receipt of the letter, Mr. Driscoll contacted the members of the Special Committee to make them aware of the terms of the letter and provided a copy of the letter to the Special Committee and the full board of directors of the Company.

        On the afternoon of March 31, 2010, the Special Committee held a telephonic meeting at which it reviewed, with Mr. Driscoll's and Mr. Tulipano's assistance, the terms of the Parent Proposal. The Special Committee and Mr. Driscoll agreed that the entire Company Board should be convened to review the Parent Proposal and that a copy of the letter containing the Parent Proposal also should be sent to the Company's financial advisor, UBS.

        On April 1, 2010, the Company Board met telephonically to discuss the Parent Proposal. All members of the Company Board were present on the call, and certain members of the Company's senior management and representatives of Ropes & Gray and UBS were present on the call. In advance of the meeting, materials comparing the financial terms of the Parent Proposal with the financial terms of the MPI merger were circulated to the Company Board. At the meeting, the members of the Special Committee and Mr. Driscoll reviewed with the Company Board, among other matters, the terms of the Parent Proposal. In addition, the Company's outside counsel reviewed with the Company Board the fiduciary duties of the Company Board and the Company's and the Company Board's obligations under the MPI merger agreement. The Company Board took particular note of the price per share offered and the absence of any diligence or financing contingency in the Parent Proposal. After discussion and consideration, the Company Board determined in good faith, after consultation with the Company's legal and financial advisors, that the Parent Proposal was reasonably likely to lead to a company superior proposal (as defined in the MPI merger agreement) and, after consultation with the Company's legal advisor, that the failure to engage in negotiations or discussions with the Parent would be inconsistent with its fiduciary obligations under applicable law. The Company Board then directed Mr. Driscoll to inform MPI of the Company's receipt of the Parent Proposal and of the Company's intention to engage in negotiations with the Parent.

        On April 2, 2010, Mr. Driscoll notified MPI's chief executive officer of the Company's receipt of the Parent Proposal and of the Company's intention to engage in negotiations with the Parent and provided MPI with a copy of the Parent Proposal. Following such notice, Mr. Driscoll contacted Mr. Begley and directed the Company's legal counsel to contact Baker & McKenzie LLP, the Parent's legal counsel, and the Company's financial advisor to contact Goldman Sachs & Co. Inc., the Parent's financial advisor.

        Between April 2nd and April 5th, the Company and the Parent, with the assistance of their respective advisors, began negotiating the terms of a merger agreement and loan documentation.

        On April 6, 2010, the Special Committee held a telephonic meeting. Mr. Driscoll, Mr. Tulipano and representatives of UBS were also present on the call. Mr. Driscoll provided members of the Special Committee with an update of the developments related to the Parent Proposal and the status of documentation. On April 6 and April 7, 2010, the Company and the Parent, with the assistance of their respective advisors, continued negotiating the terms of a merger agreement and loan documentation.

        On April 6, 2010, representatives of Goldman Sachs were contacted by representatives of the financial advisor to MPI, Deutsche Bank Securities Inc., regarding the potential interest of the Parent in discussing a licensing or other arrangement involving the Company's products to become effective following completion of MPI's acquisition of the Company. On April 7, 2010, representatives of Deutsche Bank provided the Purchaser with a written term sheet on behalf of MPI summarizing the proposed terms of a licensing transaction involving the Company's Dyloject product. The Parent, through representatives of Goldman Sachs, advised Deutsche Bank's representatives on April 8, 2010 that the Parent was not interested in pursuing a transaction of the type described in the term sheet provided on behalf of MPI.

        On April 8, 2010, the Company Board again met telephonically to discuss the Parent Proposal. All members of the Company Board were present on the call, and certain members of the Company's senior management and representatives of Ropes & Gray and UBS were present on the call. In advance of the telephonic meeting, a substantially final draft of the merger agreement with Parent and related materials were circulated to the Company Board. At the meeting, the members of the Special Committee and Mr. Driscoll reviewed with the Company Board, among other matters, the terms of the Parent Proposal and the status of negotiations with the Parent. In addition, the Company's outside counsel reviewed again with the Company Board the fiduciary duties of the Company Board and the Company's and the Company Board's obligations under the MPI merger agreement. The Company's counsel also described the termination provisions of the MPI merger agreement and the obligation of the Company to pay a termination fee and stipulated expenses following the termination of the MPI merger agreement under certain of those provisions. Also at this meeting, UBS reviewed with the Company Board a financial analysis of the $2.20 per share consideration in the tender offer and the merger contemplated by the proposed merger agreement with the Parent and informed the Company Board that, based on the information available to UBS as of April 8, 2010, UBS had no reason to believe it would not be in a position, had the proposed merger agreement with the Parent been executed on that date, to render to the Company Board an opinion as to the fairness, from a financial point of view and as of the date of such opinion, of the $2.20 per share consideration to be received in the offer and the merger, taken together, by holders of the Company's common stock. The Company Board took particular note of (i) the approximate 47% per share premium the Parent Proposal represented over the market value of the maximum potential stock consideration offered in the MPI merger, using the closing price of MPI's common stock on the prior day and (ii) the approximate 66% per share premium to the closing price of the Company's common stock on the prior day. After discussion and consideration, the Company Board determined in good faith, after consultation with the Company's legal and financial advisors, that the Parent Proposal was a company superior proposal (as defined in the MPI merger agreement). The Company Board then directed Mr. Driscoll to deliver to MPI a notice of the Company's intent to terminate the MPI merger agreement if the Parent provided a binding offer to enter into a merger agreement on the terms of the Parent Proposal presented to the Company Board. The Company Board also instructed Mr. Driscoll that, provided that no binding counter-offer was made by MPI during the five business days following delivery of such notice of intent to terminate, he was authorized to execute and deliver to MPI a notice of termination of the MPI merger agreement. The Company Board also approved, contingent upon the termination of the MPI merger agreement, the transaction with the Parent on the terms set forth in the Parent Proposal, the proposed merger agreement with the Parent and the transactions contemplated by the proposed merger agreement with the Parent (including the loan agreement governing the working capital facility).

        On April 9, 2010, the Parent delivered to the Company a binding offer to enter into a merger agreement, a loan and security agreement and intellectual property security agreements, which are referred to in this section as the Parent Acquisition Documents. On the evening of April 9, 2010, the Company notified MPI of its intent to terminate the MPI merger agreement.

        Under the terms of the MPI merger agreement, MPI had until the end of Friday, April 16, 2010 to negotiate with the Company to make favorable adjustments to the terms and conditions of the MPI merger agreement. MPI did not undertake any such negotiations during that time period. On April 16, 2010, at the Company's request, UBS delivered a written opinion, dated April 16, 2010, to the Company Board to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $2.20 per Share consideration to be received in the Offer and the Merger, taken together, by holders of the Company's common stock was fair, from a financial point of view, to such holders. As a result of the Parent Proposal continuing to constitute a company superior proposal and as directed by the Company Board on April 8, 2010, on April 17, 2010, the Company notified MPI that it had terminated the MPI merger agreement. Following the termination of the MPI merger agreement, the Company executed and delivered to the Parent the Parent Acquisition Documents, which had been previously executed by the Parent.

        Before the opening of the markets on April 19, 2010, the Company issued a press release announcing the termination of the MPI merger agreement and the Company and the Parent issued a joint press release announcing the proposed merger with the Parent.

11.   The Transaction Agreements.

        The following are summaries of the material provisions of the Merger Agreement, the Loan and Security Agreement (as defined below), the Confidentiality Agreement (as defined below), and certain other agreements executed in connection with the Merger Agreement. The following descriptions of these agreements do not purport to be complete and are qualified in their entirety by reference to the definitive agreements themselves, which have been filed as exhibits to the Tender Offer Statement on the Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8—"Certain Information Concerning the Parent and the Purchaser" above. For a complete understanding of each of these agreements, stockholders are encouraged to read the full text of each definitive agreement.

  The Merger Agreement

        The Merger Agreement, a copy of which is incorporated by reference as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference, was entered into by the Parent, the Purchaser and the Company on April 17, 2010. The Merger Agreement governs the contractual rights among the Parent, the Purchaser and the Company in relation to the Offer and the Merger.

        The Merger Agreement has been filed as an exhibit to the Schedule TO to provide stockholders with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about the Parent, the Purchaser or the Company in the Company's periodic reports filed with the SEC. In particular, the Merger Agreement and the summary of terms set forth in this Offer to Purchase and incorporated by reference herein are not intended to be, and should not be relied upon as, disclosure regarding any facts and circumstances relating to the Parent, the Purchaser or the Company. The representations and warranties contained in the Merger Agreement have been negotiated among the parties thereto with the principal purpose of establishing the circumstances in which the Parent may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and to allocate risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and are qualified by information set forth on confidential schedules. Accordingly, stockholders should not rely on the representations and warranties contained in the Merger Agreement as matters of fact.

        The Offer.    The Purchaser is required under the Merger Agreement to commence the Offer as promptly as practicable but in any event within five business days after the date of the Merger Agreement. The Merger Agreement provides that the expiration date of the Offer will be 12:00 midnight, New York City time, on the 20th business day following the date of the commencement of the Offer, unless extended.

        The Merger Agreement provides that the Offer is conditioned upon satisfaction of the Offer Conditions, including, among others, the conditions that (i) a majority of the Shares after giving effect to the exercise, conversion or exchange of all options, warrants, rights and securities exchangeable or convertible for Shares has been validly tendered, and not properly withdrawn, in response to the Offer (also referred to as the "Minimum Tender Condition," as further described in Section 15—"Certain Conditions of the Offer") and (ii) there has not been a Company Material Adverse Effect (as defined and described in Section 15—"Certain Conditions of the Offer"). The Merger Agreement does not provide for a financing condition relating to the Offer. Pursuant to the Merger Agreement, the obligation of the Parent to cause the Purchaser to accept for payment and pay for the Shares tendered pursuant to the Offer is subject to the satisfaction of each of the Offer Conditions. Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Parent and the Purchaser have expressly reserved in the Merger Agreement the right in their sole discretion to waive any of the Offer Conditions, except that the Minimum Tender Condition may not be waived by the Parent or the Purchaser without the consent of the Company. See Section 15—"Certain Conditions of the Offer."

        The Merger Agreement provides that if, at the scheduled expiration date of the Offer or any extension thereof in accordance with the terms of the Merger Agreement, any of the Offer Conditions has not been satisfied or waived by the Parent (in its sole discretion and to the extent permitted under the Merger Agreement), then the Purchaser will, and the Parent will cause the Purchaser to, extend the Offer for one or more additional 10 business day periods until the earlier of (i) the date on which the Offer Conditions are satisfied or waived by the Parent (in its sole discretion and to the extent permitted under the Merger Agreement) or (ii) the date on which the Merger Agreement is terminated in accordance with its terms. In addition, the Purchaser may, and the Parent may cause the Purchaser to, without the consent of the Company and in its sole discretion, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the NYSE Amex applicable to the Offer.

        The Merger Agreement further provides that, following the Purchaser's acceptance and payment for Shares representing at least a majority of the Shares then outstanding tendered in the Offer, the Purchaser may, without the consent of the Company, provide for a Subsequent Offering Period not in excess of 20 business days as provided in Rule 14d-11 under the Exchange Act. In addition, if immediately following the time of acceptance for payment of Shares pursuant to the Offer, the Parent, the Purchaser and their respective subsidiaries and affiliates own more than 80% but less than 90% of the Shares outstanding at that time (which shares beneficially owned would include shares tendered in the Offer and not withdrawn) and the exercise of the Top-Up Option (as defined below) would not result in the number of Top-Up Option Shares (as defined below), when added to the number of Shares beneficially owned by the Purchaser, constituting more than 90% of the then outstanding Shares (calculated after giving effect to the issuance of the Top-Up Option Shares), to the extent requested by the Company, the Purchaser will provide for a Subsequent Offering Period of at least 10 business days.

        The Offer may be terminated prior to its expiration date (as the expiration date may be extended in accordance with the Merger Agreement) only if the Merger Agreement is validly terminated in accordance with the termination provisions of the Merger Agreement.

        Top-Up Option.    Pursuant to the Merger Agreement, the Company has granted the Purchaser an option (the "Top-Up Option") to purchase from the Company the number of Shares (the "Top-Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares owned by the Purchaser as of immediately prior to the exercise of the Top-Up Option, constitutes one Share more than 90% of the number of Shares then outstanding (assuming the issuance of the Top-Up Option Shares), except that in no event will the Top-Up Option be exercisable for a number of Shares to exceed the number of then authorized but unissued Shares. The Purchaser will not be permitted to exercise the Top-Up Option if (i) as a result of the foregoing limitation, the number of Top-Up Option Shares, when added to the number of Shares beneficially owned by the Purchaser, would constitute less than 90% of the then outstanding Shares calculated after giving effect to the issuance of the Top-Up Option Shares, (ii) any provision of applicable law or any judgment, injunction, order or decree of any governmental authority will prohibit such exercise, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any governmental authority in connection with such exercise or the delivery of Top-Up Option Shares, if such action, consent, approval, authorization, permit, filing or notification has not theretofore been obtained or made, (iii) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would require approval of the stockholders of the Company under applicable laws, rules or regulations (including, without limitation, the NYSE Amex rules and regulations to the extent that the Merger does not become effective on the same business day as the exercise of the Top-Up Option) or (iv) certain conditions to the consummation of the Merger as set forth in the Merger Agreement are not satisfied at the time of the issuance of the Top-Up Option Shares.

        The Merger Agreement provides that the Top-Up Option may be exercised, in whole but not in part, during the 10 business day period commencing as of date of the Purchaser's acceptance for payment for Shares pursuant to the Offer. If the Purchaser determines to exercise the Top-Up Option, it is required to deliver a written notice of exercise to the Company setting forth (i) the number of Shares that are expected to be owned by the Purchaser immediately prior to the purchase of the Top-Up Option Shares and (ii) the place and time for the closing of the purchase of the Top-Up Option Shares (the "Top-Up Closing"). The Purchaser's notice is required to include an undertaking by the Purchaser to consummate the Merger within three business days after the date of the Top-Up Closing. The Company will, as soon as practicable following receipt of such notice, notify the Purchaser in writing of the number of Shares then outstanding and the number of Top-Up Option Shares. The aggregate purchase price payable for the Shares being purchased by the Purchaser pursuant to the Top-Up Option will be determined by multiplying the number of such shares then subject to the Top-Up Option by the Offer Price. Such purchase price will be paid by the Purchaser by paying in cash an amount equal to the aggregate par value of such shares, which will be allocated to the Company's stated (or "paid-in") capital account, and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price, which balance will be allocated to the Company's "additional capital" account. The promissory note will bear interest per annum at the prime lending rate as announced from time to time by JP Morgan Chase and in effect on the date such promissory note is made, will mature and become due and payable on the first business day following the Effective Time and may be prepaid without premium or penalty. At the Top-Up Closing, the Purchaser will pay the Company the aggregate purchase price for the Top-Up Option Shares and the Company will cause to be issued to the Purchaser or its designee a certificate representing the Top-Up Option Shares.

        The Merger.    The Merger Agreement provides that, at the Effective Time, the separate existence of the Purchaser will cease and the Purchaser will be merged with and into the Company, with the Company being the surviving corporation in the Merger (the "Surviving Corporation") and continuing as a wholly-owned subsidiary of the Parent. The directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by law. Upon consummation of the Merger, the certificate of incorporation of the Company as in effect on the date of the Merger Agreement will be amended in its entirety so as to contain only the provisions contained immediately prior to the Effective Time in the certificate of incorporation of the Purchaser, except that Article FIRST, which provides that the name of the corporation is "Javelin Pharmaceuticals, Inc.," will be preserved. As so amended, the certificate of incorporation of the Company will be the certificate of incorporation of the Surviving Corporation unless and until thereafter changed or amended in accordance with the DGCL. The bylaws of the Purchaser will be the bylaws of the Surviving Corporation.

        Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held in the treasury of the Company, held by any subsidiary of the Company or held by the Parent or any of its subsidiaries and (ii) any Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected the holder's right to be paid the fair value of such Shares in accordance with the provisions of Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, upon the surrender of the certificate formerly representing such share, $2.20 in cash, without interest and less any required withholding taxes (the "Merger Consideration"). Each share of the Common Stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the Common Stock, par value $.01 per share, of the Surviving Corporation.

        Unless the Parent and the Company agree to a different date or the Merger Agreement is terminated pursuant to its terms, the closing of the Merger will take place as promptly as practicable, but in no event later than the third business day, after the day on which the last of the conditions to the Merger set forth in the Merger Agreement has been satisfied or waived (if permissible). However, because the Merger is subject to a number of conditions, neither the Parent nor the Company can predict exactly when the closing will occur or if it will occur at all. See "—Conditions to Completion of the Merger" for a more complete description of the conditions that must be satisfied or waived before closing.

        Stock Options.    The Merger Agreement provides that each Company stock option that is outstanding and unexercised immediately prior to the Effective Time will vest in full and be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the product of (i) the number of Shares then subject to such stock option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such stock option, less any required withholding taxes. At the Effective Time, all of the Company stock plans effective at or prior to the Effective Time will be terminated and of no further force or effect. The Company is required to take commercially reasonable actions to ensure that the Company will not, at the Effective Time, be bound by any options, stock appreciation rights or other rights or agreements that would entitle any person, other than Parent and its subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof.

        Employee Stock Purchase Plan.    The Merger Agreement provides that the Company will take any and all actions with respect to the Company's 2007 Employee Stock Purchase Plan (the "ESPP") as are necessary to provide that (i) with respect to any offering period under the ESPP in effect as of the date of the Merger Agreement, no employee who is not a participant in the ESPP as of that date may become after that date a participant in the ESPP and no participant in the ESPP may increase the percentage amount of his or her payroll deduction election from that in effect on the date of the Merger Agreement for such offering period, (ii) subject to consummation of the Merger, the ESPP will terminate immediately before the Effective Time (the "ESPP Termination Date"), and (iii) if an offering period under the ESPP in effect as of the date of the Merger Agreement terminates prior to the ESPP Termination Date, the ESPP will be suspended and no new offering period will be commenced under the ESPP unless the Merger Agreement is terminated prior to the Effective Time. If an offering period is still in effect on the ESPP Termination Date, then on the ESPP Termination Date, each purchase right under the ESPP as of the ESPP Termination Date will be automatically exercised by applying the payroll deductions of each participant in the ESPP for such offering period to the purchase of a number of whole Shares (subject to the provisions of the ESPP regarding the number of Shares purchasable) at an exercise price per Share determined pursuant to the terms of the ESPP using the ESPP Termination Date as the "purchase date" (as defined in the ESPP), which number of Shares will then be converted and exchanged automatically into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement. Any excess payroll deductions not used as a result of Share limitations under the ESPP will be distributed to each participant without interest. If a fractional number of Shares results, then such number will be rounded down to the next whole number, and the excess payroll deductions will be distributed to the applicable participant without interest.

        Warrants.    Prior to the Effective Time, the Merger Agreement provides generally that the Company is required to take commercially reasonable actions to provide holders of each outstanding and unexercised warrant with written notice of the Merger, including the effect of the Merger on such warrant, and to the extent permitted pursuant to the applicable warrant, to cause each outstanding and unexercised warrant to be cancelled as of the Effective Time in exchange for the right to receive with respect to each Share issuable upon the exercise of such Warrant an amount in cash equal to (i) the Merger Consideration minus (ii) the exercise price per Share provided under the terms of such Warrant. With respect to certain outstanding warrants, the Merger Agreement provides that the amount to be paid upon the cancellation of the warrants as of the Effective Time will be determined based on the Black-Scholes option valuation methodology in accordance with the terms of the warrants.

        Restricted or Deferred Stock Units.    Any Share, or any right to a Share, held by any participant in or under any Company stock plan that is, prior to the Effective Time, unvested or otherwise restricted or deferred (if any) will, at the Acceptance Time, become vested and in the case of any such right the Shares to be paid thereunder will be distributed prior to the Effective Time, and thereafter such unrestricted Shares will be treated in the manner described above under "—The Merger".

        Conditions to Completion of the Merger.    The Merger Agreement provides that obligations of each of the Parent and the Company to consummate the Merger are subject to the satisfaction or waiver (if permissible) at or before the Effective Time of the following conditions:

  •
  if the adoption and approval of the Merger Agreement and the Merger by the stockholders of the Company is required in accordance with the DGCL, the certificate of incorporation or the bylaws of the Company, the approval and adoption of the Merger Agreement and Merger by the holders of at least a majority of the outstanding Shares;

  •
  the absence of any legal prohibition to completing the Merger; and

  •
  the Purchaser must have accepted for payment all Shares validly tendered (and not withdrawn) pursuant to the Offer.

        No Solicitation.    Prior to the Effective Time or the termination of the Merger Agreement in accordance with its terms, the Merger Agreement provides that, except as described below, the Company and any of its subsidiaries may not, and may not cause any of the officers, directors, employees and advisors retained by it or any of its subsidiaries to:

  •
  initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information or access to properties or assets) an Acquisition Proposal (as defined below);

  •
  furnish any non-public information regarding the Company or any the Company subsidiary to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal (which includes any Acquisition Proposal received prior to the date of the Merger Agreement);

  •
  enter into discussions or negotiate with any person in furtherance of an Acquisition Proposal;

  •
  approve, endorse or recommend an Acquisition Proposal; or

  •
  enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or any other contract relating to an Acquisition Proposal, with respect to an Acquisition Proposal.

        Pursuant to the Merger Agreement, the term "Acquisition Proposal" means any proposal or offer from any person or group of persons (other than the Parent or its affiliates) relating to:

  •
  any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent corporation, (ii) in which a person or group of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries or (iii) in which the Company or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries;

  •
  any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for (i) 20% or more of the consolidated net revenues of the Company and its subsidiaries, taken as a whole, or consolidated book value of the assets of the Company and its subsidiaries, taken as a whole or (ii) 20% or more of the fair market value of the assets (including intangible assets) of the Company and its subsidiaries, taken as a whole; or

  •
  any liquidation or dissolution of the Company, except that an Acquisition Proposal does not include (i) the Merger or any of the other transactions contemplated by the Merger Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of its subsidiaries or among subsidiaries of the Company not in violation of the Merger Agreement.

        The Merger Agreement provides that at any time prior to the date of acceptance for payment of Shares pursuant to the Offer, if, following the receipt by the Company of an Acquisition Proposal, the Company Board determines in good faith after consultation with its legal and financial advisors that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal (as defined below)

and if, after consultation with its legal advisor, the Company Board determines in good faith that the failure to take the action specified below, as applicable, would be inconsistent with its fiduciary obligations under applicable law, the Company Board may:

  •
  engage in negotiations or discussions with such person who made such Acquisition Proposal and its advisors; and

  •
  furnish non-public information with respect to the Company and its subsidiaries to the person who made such Acquisition Proposal pursuant to a confidentiality agreement with terms overall no less favorable to the Company than those contained in the confidentiality agreement with the Parent, provided that all such information (to the extent that such information has not been previously provided or made or had been previously made available to the Parent) is provided to the Parent prior to or substantially concurrently with the time it is provided or made available to such person.

        In connection with a Superior Proposal or an event, development or change in circumstance that occurs, arises or becomes known to the Company Board following the date of the Merger Agreement, the Company Board may make a change in its recommendation of the Merger, in each case if the board determines in good faith after consultation with the its legal advisor that the failure to take such action would be inconsistent with its fiduciary duties to the Company stockholders under applicable law.

        The term "Superior Proposal" means an Acquisition Proposal that the Company Board has determined would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company stockholders than the transactions contemplated by the Merger Agreement after (i) consultation with the Company's legal and financial advisors and (ii) taking into account all appropriate legal and financial or other aspects of such proposal.

        The Merger Agreement also provides that the Company is required to keep the Parent reasonably informed of the status of any negotiations with respect to an Acquisition Proposal.

        Change in Board Recommendation.    The Company Board has recommended that the Company stockholders (i) accept the Offer and tender their Shares pursuant to the Offer and (ii) approve and adopt the Merger Agreement and the Merger. Except in accordance with the following sentence, the Company Board has agreed that it will not change or publicly propose to change, in any manner adverse to the Parent, its recommendation, or take any action inconsistent with such recommendation. However, under the terms of the Merger Agreement, the Company Board may make a change in its recommendation prior to the Acceptance Time in connection with (i) a Superior Proposal as described above under the heading "—No Solicitation" or (ii) an event, development or change in circumstance that occurs, arises or becomes known to the board following the date of the Merger Agreement, if the Company Board determines in good faith after consultation with its legal advisor that the failure to take such action would be inconsistent with its fiduciary duties to the Company stockholders under applicable law.

        Meetings of Stockholders.    If the Purchaser has accepted the Shares for payment pursuant to the Offer and the adoption and approval of the Merger Agreement and the Merger by the Company stockholders is required in accordance with the DGCL, the certificate of incorporation or the bylaws of the Company, then the Company will be obligated under the Merger Agreement to call and hold the Company special meeting for purposes of considering the approval and adoption of the Merger Agreement and approving all other transactions contemplated by the Merger Agreement as soon as practicable following the expiration of the Offer.

        Directors.    The Merger Agreement provides that, if requested by the Parent, upon the payment for the Shares to be purchased pursuant to the Offer, the Parent will be entitled to designate such number of directors serving on the Company Board (and on each committee of the board and the board of directors of each subsidiary of the Company as designated by the Parent) as will give the Parent representation on the Company Board (or such committee or subsidiary board of directors) equal to at least that number of directors, rounded up to the next whole number, which is the product of (i) the total number of directors on the Company Board (or such committee or subsidiary board of directors) giving effect to the directors appointed or elected pursuant to this sentence, multiplied by (ii) the percentage that (A) such number of Shares beneficially owned by the Parent and its subsidiaries (including all Shares purchased by the Purchaser pursuant to the Offer) bears to (B) the total number of Shares then outstanding, and the Company will, at such time, use its reasonable best efforts to cause the Parent's designees to be so appointed or elected. If the Parent's designees are appointed or elected to the Company Board, until the Effective Time, the Company Board will have at least three directors who are directors on the date of the Merger Agreement and who will be independent for purposes of Rule 10a-3 under the Exchange Act (the "Independent Directors"). In such event, if the number of Independent Directors is reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there is only one remaining) will be entitled to designate persons to fill such vacancies who will be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors will designate three persons to fill such vacancies who will be independent for purposes of Rule 10a-3 under the Exchange Act, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company will take all action necessary to effect any such election.

        Following the election or appointment of the Parent's designees pursuant to the Merger Agreement and until the Effective Time, the Merger Agreement provides that approval of a majority of the Independent Directors (or of the sole Independent Director if there is only one Independent Director) will be required for the Company to authorize (and such authorization will constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, will be required to authorize) any change in recommendation to the Company stockholders regarding the Offer or the Merger, any consent or action by the Company required under this Agreement, including termination of the Merger Agreement by the Company, any amendment of the Merger Agreement or of the Company's certificate of incorporation or bylaws, any extension of the time for performance of any obligation or action hereunder by the Parent or the Purchaser, any waiver of compliance with any covenant of the Parent or the Purchaser or any waiver of any other agreements or conditions contained in the Merger Agreement for the benefit of the Company, any exercise of the Company's rights or remedies under the Merger Agreement or any action seeking to enforce any obligation of the Parent or the Purchaser under the Merger Agreement. If asked to take any of the actions or to perform any of the duties set forth above, and with respect to any transactions where the Parent has or reasonably may be deemed to have interests that are materially different from or in addition to the interests of the non-affiliate holders of Shares, the Independent Directors will have the authority to retain at the expense of the Company one firm of independent counsel and other advisors as are reasonably appropriate to the exercise and discharge of their fiduciary and other duties and their obligations under the Merger Agreement. In addition, the Independent Directors will have the authority to institute any action, on behalf of the Company and the holders of Shares not affiliated with the Parent (including at the request of such holders), to enforce the performance of the Merger Agreement.

        The Purchaser intends to designate representatives to the Company Board from among the directors and officers of the Parent and its subsidiaries. Background information on these individuals is found on Schedule I and incorporated herein by reference.

        Covenants; Conduct of Business Pending the Merger.    The Company agreed to certain restrictions on it and its subsidiaries until the election or appointment of the Parent's nominees to the Company Board as described above under the heading "—Directors" or the Effective Time, whichever is earlier. In general, the Company must use its reasonable best efforts to conduct its business in the ordinary course and in all material respects to keep substantially intact the business of the Company and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. The Company also agreed that, subject to certain limited exceptions described in the Merger Agreement, without the consent of the Parent (not to be unreasonably withheld, delayed or conditioned), it would not, during the period prior to the Effective Time or earlier election or appointment of the Parent's nominees to the Company Board:

  •
  amend its certificate of incorporation or bylaws;

  •
  issue, deliver, pledge, encumber or sell equity securities, options or other securities convertible into or exercisable for equity securities, except for the issuance of Shares upon exercise of outstanding options, other stock-based awards outstanding at the time of the Merger Agreement, or warrants or pursuant to the Company's Employee Stock Purchase Plan and to a limited extent to employees or directors;

  •
  declare, set aside, make or pay any dividend or other distribution with respect to any Shares;

  •
  adjust, recapitalize, reclassify, combine, split, repurchase, redeem or otherwise acquire any shares of its capital stock or other securities, except in connection with cashless exercises of options and warrants;

  •
  acquire any corporation, partnership or other business organization or any assets which are material to the Company taken as a whole, other than in the ordinary course of business;

  •
  sell or otherwise dispose of any corporation, partnership or other business organization, or any assets other than sales of inventory and other assets in the ordinary course of business;

  •
  other than pursuant to the Loan and Security Agreement, sell, transfer, license, lease, mortgage, pledge, encumber or otherwise dispose of any of its intellectual property, or materially amend any of its existing material agreements regarding its intellectual property;

  •
  authorize any material new capital expenditures in excess of $100,000;

  •
  other than pursuant to the Loan and Security Agreement, incur or modify in any material respect the terms of any material indebtedness other than in the ordinary course of business and not in excess of $100,000;

  •
  increase the compensation or fringe benefits of any officers, directors or employees other than in the ordinary course of business;

  •
  grant any additional severance or termination pay;

  •
  enter into any employment, consulting or severance agreements with any present or former officers, directors or employees;

  •
  hire any employees, independent contractors or consultants;

  •
  enter into any new material contract or modify or terminate any existing material contract or waive any material rights thereunder other than in the ordinary course of business;

  •
  enter into or modify any lease with respect to real property;

  •
  enter into any contract or agreement with a term of greater than six months or which could reasonably be expected to result in payment obligations by the Company in excess of $50,000;

  •
  change the Company's accounting principles, policies or procedures;

  •
  create or incur any liens on its material properties or assets;

  •
  enter into any material agreement with respect to its intellectual property or with respect to the intellectual property of any third party;

  •
  enter into any agreement, or amend the terms of any existing agreement, which grants to any person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any products or technologies;

  •
  settle or compromise any material litigation, other than (i) in the ordinary course of business consistent with past practice or (ii) settlements or compromises involving payments not in excess of $100,000 individually, or more than $250,000 in the aggregate;

  •
  fail to maintain in full force and effect all insurance policies;

  •
  take or cause any action intended or reasonably expected to materially delay or prevent the Offer, the Merger or other transactions contemplated by the Merger Agreement, cause any of the representations or warranties of the Company to become inaccurate in any material respect, or result in any of the conditions to closing of the Merger Agreement not being satisfied; or

  •
  announce any intention or enter into an agreement to do any of the foregoing.

        Other Agreements.    Each of the Parent and the Company has agreed in the Merger Agreement:

  •
  to coordinate with the other in preparing and exchanging information and promptly provide the other with copies of all filings or submissions made in connection with the Merger;

  •
  to use its reasonable best efforts to take all actions necessary, proper or advisable to complete the Offer and the Merger and to obtain all consents, approvals and authorizations necessary to complete the Offer and the Merger; and

  •
  to use reasonable best efforts to consult with each other about any public statement either will make concerning the Offer and the Merger, subject to certain exceptions.

        The Parent and the Company also agreed that the Surviving Corporation will continue to exculpate, advance expenses to and indemnify each of the directors and officers of the Company to the fullest extent permitted under the DGCL and, for a period of six years after the merger, will maintain at its expense directors' and officers' liability insurance for the Company's directors and officers.

        The Company also agreed to provide for the transfer, promptly on or before the Acceptance Time, to UBS of a cash amount sufficient to pay in full amounts due and payable to UBS in connection with the transactions contemplated by the Merger Agreement.

        Termination.    The Merger Agreement may be terminated at any time before the Effective Time, whether before or after the receipt of Company stockholder approval to the extent required by applicable law:

  •
  by mutual written consent of the Parent and the Company;

  •
  by the Parent or the Company if the Merger has not been consummated on or before July 2, 2010 (the "Outside Date"), unless such party's failure to fulfill an obligation is the material cause of the failure of the Merger to be consummated by such date unless the Parent and the Company are both in material breach of the Merger Agreement at such time;

  •
  by the Parent or the Company if a governmental authority has enjoined, restrained or prohibited the Offer or the Merger;

  •
  by the Company if (i) the Purchaser has failed to commence the Offer within 10 business days after the date of the Merger Agreement or has materially breached any of its other obligations concerning the Offer or (ii) the Offer has terminated or expired in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer; provided that this termination right will not be available to any party whose failure to fulfill its obligations under the Merger Agreement or the failure of whose representations and warranties to be true and correct results in the failure of any such condition;

  •
  by the Parent or the Company for uncurable breaches of representations, warranties, covenants or agreements of the other party;

  •
  by the Parent if (i) the Company Board has publicly withdrawn or adversely modified its recommendation of the Offer or the Merger, (ii) the Company Board fails to reaffirm its recommendation of the Offer or the Merger after a request from the Parent to do so, (iii) the Company Board has (A) recommended that the Company stockholders approve an Acquisition Proposal or (B) determined to accept a Superior Proposal, (iv) the Company materially breaches its obligations with respect to Acquisition Proposals, or (v) a third party has commenced a tender offer for the Company and the Company has not recommended that its stockholders reject such third-party offer;

  •
  by the Company if the Company Board has received a Superior Proposal and gives the Parent the opportunity to adjust the terms of the Offer and the Merger, and after good faith negotiation, the third party proposal is still a Superior Proposal; or

  •
  by the Parent if the Company has withdrawn the Dyloject NDA without the written consent of the Parent.

        Termination Fees and Expenses.    Depending upon the circumstances of termination of the Merger Agreement, the Parent or the Company may be required to pay the other party termination fees and stipulated expenses as follows:

  •
  the Company is required to pay the Parent a termination fee of $2,900,000 and the Parent's actual transaction expenses of up to $2,500,000 within one business day in the event that the Parent terminates the Merger Agreement as a result of the Company Board having publicly changed or adversely modified its recommendation to its stockholders to accept the Offer and approve the Merger or failed to reaffirm its recommendation to its stockholders to accept the Offer and approve the Merger because of a Superior Proposal;

  •
  the Company is required to pay the Parent a termination fee of $2,900,000 and the Parent's actual transaction expenses of up to $2,500,000 within 90 days in the event that the Parent terminates the Merger Agreement as a result of the Company Board having publicly changed or adversely modified its recommendation to its stockholders to accept the Offer and approve the Merger or failed to reaffirm its recommendation to its stockholders to accept the Offer and approve the Merger for any reason other than a material adverse effect to the Parent or because of a Superior Proposal;

  •
  the Company is required to pay the Parent a termination fee of $2,900,000 and the Parent's actual transaction expenses of up to $2,500,000 within one business day in the event that the Parent terminates the Merger Agreement as a result of (i) the Company Board having (A) recommended that the Company stockholders approve an alternative Acquisition Proposal or (B) determined to accept a Superior Proposal, (ii) the Company having materially breached its obligation not to solicit offers as described above or (iii) a third party having commenced a tender offer for the Company and the Company not having recommended that its stockholders reject such third-party offer;

  •
  the Company is required to pay the Parent a termination fee of $2,900,000 and the Parent's actual transaction expenses of up to $2,500,000 within one business day in the event that the Company terminates the Merger Agreement for a Superior Proposal;

  •
  the Company is required to pay the Parent's actual transaction expenses of up to $2,500,000 within one business day in the event that the Parent terminates the Merger Agreement for uncurable breaches of representations, warranties or covenants by the Company; and

  •
  the Parent is required to pay the Company's transaction expenses (including those related to the Company's activities in pursuit of a business combination) of up to $2,500,000 within one business day in the event that the Company terminates the Merger Agreement for uncurable breaches of representations, warranties or covenants of the Parent.

        Representations and Warranties.    The Merger Agreement contains customary representations and warranties of the Company related to, among other things:

  •
  due organization, good standing and qualification;

  •
  ownership of subsidiaries;

  •
  capitalization;

  •
  no conflict with organizational documents and contracts;

  •
  corporate authority to enter into the Merger Agreement and complete the Merger;

  •
  termination of the MPI merger agreement, the amount of the termination fee and stipulated expenses the Company may owe thereunder and the amount loaned to the Company by MPI in connection with the merger contemplated by the MPI merger agreement;

  •
  permits and products;

  •
  compliance with applicable SEC requirements and sufficiency of documents filed with the SEC;

  •
  conformity of the financial statements with applicable accounting principles and that the financial statements fairly present, in all material respects, the consolidated financial positions of the Company;

  •
  validity, enforceability and status of agreements, contracts and commitments;

  •
  absence of undisclosed liabilities;

  •
  absence of material changes or events since December 31, 2008;

  •
  absence of material pending or threatened legal proceedings;

  •
  intellectual property;

  •
  compliance with laws, including without limitation, regulatory compliance;

  •
  employee benefit plans;

  •
  approval of the Offer, the Merger and the Merger Agreement by the Company Board;

  •
  receipt of an opinion from the Company's financial advisor;

  •
  interested party transactions;

  •
  accuracy and completeness of information supplied for inclusion in the offering documents filed with the SEC;

  •
  labor and employment matters;

  •
  real property ownership and leases;

  •
  assets;

  •
  tax matters;

  •
  environmental matters;

  •
  absence of a Company stockholder rights plan;

  •
  inapplicability of Delaware takeover statute;

  •
  insurance coverage; and

  •
  finder's fees.

In addition, the Merger Agreement contains customary representations and warranties of the Parent and the Purchaser related to, among other things:

  •
  due organization, good standing and qualification;

  •
  ownership of the Purchaser and its prior activities;

  •
  accuracy and completeness of information supplied for inclusion in the offering documents filed with the SEC;

  •
  no conflict with organizational documents and contracts;

  •
  corporate authority to enter into the Merger Agreement and complete the Offer and the Merger;

  •
  compliance with laws;

  •
  finder's fees; and

  •
  availability of funds to complete the Offer and the Merger and pay all related fees and expenses.

        The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of one of the conditions to the obligations of the Parent and the Company to complete the merger.

        The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference.

  The Loan and Security Agreement

        Concurrently and in connection with the execution of the Merger Agreement, the Parent, the Company and Innovative Drug Delivery Systems, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("IDDS"), entered into a loan and security agreement (the "Loan and Security Agreement").

        Under the terms of the Loan and Security Agreement, the Purchaser agreed, subject to certain conditions, to provide to the Company a working capital facility under which the Company may borrow up to $4.5 million to fund the Company's operating activities prior to the Effective Time (of which up to $500,000 may only be used by the Company to fund specified commercial initiatives and activities related to Dyloject), approximately $8.3 million for the Company's repayment of the principal and accrued interest incurred under a similar financing arrangement entered into in connection with signing the MPI merger agreement and $4.4 million for the Company's payment of the termination fee and certain stipulated expenses that the Company was required to pay MPI following termination of the MPI merger agreement.

        Funds advanced under the Loan and Security Agreement accrue interest at a rate equal to 10% per annum and are secured by a first priority security interest on all of the assets of the Company and IDDS, including intellectual property. The principal amount of the loans, all accrued interest thereon and all other amounts due under the Loan and Security Agreement are to be repaid in full on the first to occur of (i) the Effective Time or (ii) within two business days or 90 days following the termination of the Merger Agreement, depending on the circumstances of such termination, except that any funds used for specified Dyloject commercial initiatives and activities are only required to be repaid by the Company if the Merger Agreement is terminated under certain circumstances. The Company may prepay the loans in whole or in part without premium or penalty.

        The foregoing summary of the Loan and Security Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan and Security Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

  The Confidentiality Agreement

        The Company and the Parent entered into the Confidentiality Agreement on April 8, 2010 in connection with their discussions regarding the Parent's offer to acquire the Company.

        Pursuant to the Confidentiality Agreement, the Parent agreed to, among other things and subject to certain exceptions, keep confidential information furnished to it and its representatives by or on behalf of the Company, and to use such information solely for the purpose of evaluating a possible transaction with the Company. Pursuant to the Confidentiality Agreement, the Parent also agreed to (i) employee nonsolicitation provisions, subject to certain conditions, for a period of three years from the date of the Confidentiality Agreement, and (ii) a standstill period of two years from the date of the Confidentiality Agreement.

        The foregoing summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.

12.   Purpose of the Offer; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. If the Offer is successful, the Purchaser intends to consummate the Merger as soon as practicable after the acquisition of Shares in the Offer.

        Statutory Requirements.    In general, under the DGCL, a merger of two Delaware corporations requires (i) the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement and plan of merger containing provisions with respect to certain statutorily specified matters and (ii) the adoption of such agreement by the stockholders of each corporation by the affirmative vote of the holders of at least a majority of all of the outstanding shares of stock entitled to vote on such matter, unless otherwise provided for in that corporation's certificate of incorporation or, in the case of a short-form merger, as described in the next paragraph. Accordingly, except in the case of a short-form merger, the affirmative vote of the Company's stockholders representing a majority of all outstanding Shares is required in order to adopt the Merger Agreement. Assuming that the Minimum Tender Condition is satisfied, upon consummation of the Offer, the Purchaser would own a number of Shares sufficient to enable it to satisfy the stockholder approval requirement to approve the Merger.

        The DGCL also provides that, if a parent corporation owns at least 90% of each class of the stock of a subsidiary, that corporation can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise, the Purchaser acquires or controls at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other Company stockholder.

        Plans for the Company.    Except as set forth in this Offer to Purchase, it is expected that, following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Notwithstanding the foregoing, the Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing with a view to optimizing the development of the Company's potential in conjunction with the Parent's existing business.

        Except as set forth in this Offer to Purchase, the Purchaser and the Parent have no present plans, proposals or negotiations that relate to or would result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company's present dividend rate or policy, or indebtedness or capitalization prior to the Merger or (iv) any other material change in the Company's corporate structure or business. Upon completion of the Offer and the Merger, the Parent will wholly own the Company and may choose to engage in future private or public offerings of the Company's securities, which may occur in the United States or internationally. Upon completion of such offerings, the Company may again become a public company in the future.

        Appraisal Rights.    No appraisal rights are available to the Company stockholders in connection with the Offer. However, if the Merger is consummated, a stockholder of the Company who has not tendered his or her Shares in the Offer or voted in favor of the Merger or consented thereto in writing will have rights under Section 262 of the DGCL to dissent from the Merger and demand appraisal of, and obtain payment in cash for the "fair value" of, that stockholder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (immediately prior to the Effective Time) required to be paid in cash to dissenting stockholders of the Company for their Shares. Any such judicial determination of the fair value of the Shares would not necessarily include any element of value arising from the accomplishment or expectation of the Merger and could be based upon considerations other than, or in addition to, the Merger Consideration and the market value of the Shares, including asset values and the investment value of the Shares.

        The value so determined could be more or less than, or the same as, the Offer Price or the Merger Consideration. Company stockholders should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL. If any Company stockholder who demands appraisal under Section 262 of the DGCL fails to perfect or effectively withdraws or loses his or her right to appraisal and payment under the DGCL, such holder's Shares will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, in accordance with the Merger Agreement. A Company stockholder may withdraw his or her demand for appraisal by delivery to the Purchaser of a written withdrawal of his or her demand for appraisal within 60 days after the Effective Time or subsequently with the written approval of the Surviving Corporation. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. FAILURE TO FULLY AND PRECISELY FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR THE PERFECTION OF APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF THOSE RIGHTS. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL IS NOT A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL.

        APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as that paid in the Offer.

13.   Certain Effects of the Offer.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser and the Parent. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Quotation.    The Shares are quoted on NYSE Amex. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of NYSE Amex for continued quotation on NYSE Amex. The rules of NYSE Amex establish certain criteria that, if not met, could lead to the discontinuance of quotation of the Shares from NYSE Amex. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of NYSE Amex for continued quotation and the quotation of the Shares is discontinued, the market for the Shares would be adversely affected.

        Following the consummation of the Offer, it is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the Nasdaq Capital Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for quotation on NYSE Amex.

14.   Dividends and Distributions.

        The Merger Agreement provides that, except with the prior written consent of the Parent (which consent will not be unreasonably withheld, delayed or conditioned), neither the Company nor its subsidiaries will declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly-owned subsidiary of the Company).

15.   Certain Conditions of the Offer.

        Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to (and the Parent will not be required to cause the Purchaser to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares unless (i) there has been validly tendered (including by notice of guaranteed delivery) and not withdrawn immediately prior to the time of the expiration of the Offer (including any extensions thereof in accordance with the terms of the Merger Agreement, the "Determination Time") that number of Shares that represents, together with all other Shares beneficially owned by the Parent and the Purchaser, a majority in voting power of all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise, conversion or exchange of all options, warrants, rights and securities exercisable or exchangeable for or convertible into such voting securities (the "Minimum Tender Condition"), (ii) the waiting period under the HSR Act, if applicable, has terminated or expired and (iii) as of the Determination Time, each of the following conditions are satisfied:

        (a)   no foreign or domestic national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (each, a "Governmental Authority") of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has the effect of making the consummation of the Offer or the Merger illegal or restraining, preventing or prohibiting the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

        (b)   all of the representations and warranties of the Company contained in the Merger Agreement relating to (i) capitalization, (ii) number of Shares subject to outstanding stock options, other purchase rights or stock awards and warrants and (iii) the termination of the MPI merger agreement and the payment of certain amounts, fees and expenses in connection with such termination must be true and correct in all respects (other than de minimis inaccuracies and taking into account any changes based on the issuance of Shares or stock-based awards permitted by the terms of the Merger Agreement) as of the Determination Time as though made as of the Determination Time;

        (c)   all of the other representations and warranties of the Company contained in the Merger Agreement must be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words "Company Material Adverse Effect," "in all material respects," "in any material respect," "material" or "materially") as of the Determination Time, as though made as of the Determination Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below);

        (d)   the Company must have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under the Merger Agreement at or prior to the Determination Time;

        (e)   the approvals of and filings with Governmental Authorities described or required to be described by the terms of the Merger Agreement must have been obtained or filed, except where their failure to have been obtained or filed would not, individually or in the aggregate, from and after the Determination Time, reasonably be expected to have a Company Material Adverse Effect;

        (f)    there must not have occurred any event or occurrence and no circumstance will exist which, alone or together with any one or more other events, occurrences or circumstances has had, is having or would reasonably be expected to result in a Company Material Adverse Effect; and

        (g)   the Merger Agreement must not have been terminated in accordance with its terms.

        Immediately prior to the expiration of the Offer, the Parent must have received a certificate executed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in paragraphs (b), (c) and (d) above have been satisfied as of the Determination Time.

        Subject to the terms of the Merger Agreement, the foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent and the Purchaser regardless of the circumstances giving rise to such condition or may be waived by the Parent and the Purchaser in whole or in part at any time and from time to time in their sole discretion, except that the Minimum Tender Condition may not be waived by the Parent or the Purchaser without the consent of the Company. The failure by the Parent, the Purchaser or any of their affiliates at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

16.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or the Parent as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, any of which under certain conditions specified in the Merger Agreement could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15—"Certain Conditions of the Offer."

        United States Antitrust Compliance.    Based on the total assets and sales of the Company, the parties do not believe that they are required to file a Notification and Report Form and related materials pursuant to the HSR Act and accordingly do not intend to make such filings. If the parties were to determine that such filings under the HSR Act are required, each of the parties would file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and, in accordance with the Merger Agreement, would be obligated to use its reasonable best efforts to obtain early termination of the applicable waiting period and to make all further filings pursuant thereto that may be necessary, proper or advisable. In connection with the Offer, if filings pursuant to the HSR Act are made, the applicable waiting period under the HSR Act would expire 15 calendar days after the date the Parent has filed its Notification and Report Form. If filings pursuant to the HSR Act are made, the staffs of the Federal Trade Commission and the Antitrust Division of the Department of Justice would have the authority to request additional information from the Parent and the Company in connection with their review of the transactions contemplated by the Merger Agreement. If additional information is so requested, the applicable waiting period under the HSR Act is tolled until all of the requested information has been provided by the Parent and the Company. Once all requested information has been provided, the HSR Act provides for an additional 10 calendar day waiting period before the Parent or the Purchaser is permitted to accept any of the Shares for payment pursuant to the Offer.

        State Takeover Statutes.    As a Delaware corporation, the Company is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an "interested stockholder" (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares) or (iii) at or following the transaction in which such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. In accordance with the provisions of Section 203 of the DGCL, the Company Board has taken all action necessary to exempt the Offer, the Merger, the Merger Agreement and the other Transactions from the provisions of Section 203 of the DGCL. Accordingly, the restrictions of Section 203 of the DGCL are inapplicable to the Offer, the Merger and the other Transactions.

        A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. The Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any other state takeover laws or regulations. If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 1—"Terms of the Offer" and Section 15—"Certain Conditions of the Offer."

17.   Fees and Expenses.

        The Parent and the Purchaser have retained Georgeson Inc. to act as the Information Agent and Computershare Trust Company, N.A., to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.

        Neither the Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Banks, brokers, dealers and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.   Miscellaneous.

        The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of the Parent or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of the Parent, the Purchaser, the Depositary or the Information Agent for the purpose of the Offer.

        The Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning the Company" and Section 8—"Certain Information Concerning the Parent and the Purchaser" above.

                                                                                        Hospira, Inc.

                                                                                        Discus Acquisition Corporation

April 21, 2010

 SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF THE
PARENT AND THE PURCHASER

        1.    Directors and Executive Officers of the Parent.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and each executive officer of the Parent. Unless otherwise noted, the current business address of each person is 275 North Field Drive, Lake Forest, Illinois 60045-5045, and the current business telephone number of each person is (224) 212-2000. Unless otherwise indicated, each such person is a citizen of the United States.

Directors

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Irving W. Bailey, II	Mr. Bailey has served as a director since the Parent's spin-off from Abbott in 2004 and has served as the lead director since the 2007 annual meeting. Mr. Bailey served as a Managing Director of Chrysalis Ventures, a private equity management firm, from June 2001 to January 2005, and as a Senior Advisor to Chrysalis Ventures since January 2005. Mr. Bailey served as President of Bailey Capital Corporation, also a private equity management firm, from January 1998 to June 2001, and as Chief Executive Officer of Providian Corporation, an insurance and diversified financial services company, from 1988 to 1997. Mr. Bailey also serves as Vice Chairman of Aegon, N.V. and as a director of Computer Sciences Corporation.
Christopher B. Begley

Mr. Begley has served as the Parent's Chief Executive Officer and director since its spin-off from Abbott in 2004. He became the chairman of the board effective at the 2007 annual meeting. Prior to his becoming our Chief Executive Officer, Mr. Begley provided 18 years of service to Abbott, and was Abbott's Senior Vice President and President, Hospital Products, between 2000 and 2004. Prior to his appointment as Senior Vice President and President, Hospital Products, Mr. Begley served as Abbott's Senior Vice President and President, Chemical and Agricultural Products, from 1999 to 2000, Vice President, Abbott Health Systems, from 1998 to 1999, and Vice President, MediSense Operations, in 1998. Mr. Begley also serves as a director of Sara Lee Corporation, AdvaMed and the National Center for Healthcare Leadership.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Barbara L. Bowles

Ms. Bowles has served as a director since her election to the Parent's board in May 2008. She recently founded and serves as president of the Landers Bowles Family Foundation, which is dedicated to providing charitable gifts primarily to educational entities in order to support disadvantaged high school and college students. She served as the Vice Chair of Profit Investment Management, an equity investment advisory firm, from January 2006 until retiring on December 31, 2007. She was the founder and served as Chairman of the Kenwood Group, Inc., an equity investment firm, from 1989 until January 2006 when The Kenwood Group was acquired by Profit Investment Management. From 1984 to 1989, Ms. Bowles was Corporate Vice President and Director, Investor Relations for Kraft, Inc., a diversified packaged food and beverage company. Ms. Bowles also serves as a director of Wisconsin Energy Corporation, Children's Memorial Hospital, the Chicago Urban League, the Museum of Science and Industry, Chicago and Hyde Park Bank. She is a trustee of Fisk University and also serves on the University of Chicago Graduate School of Business Advisory Council. Within the past five years, Ms. Bowles also has served as a director of Dollar General Corporation, Georgia Pacific Corporation and Black & Decker Corporation.

Connie R. Curran, RN, Ed.D

Dr. Curran has served as a director since the Parent's spin-off from Abbott Laboratories, a global broad-based healthcare company ("Abbott"), in 2004. Dr. Curran has served as the president of Curran Associates, a healthcare consulting firm, since July 2006. She previously served as the Executive Director of C-Change, formerly the National Dialogue on Cancer, a health advocacy organization, from 2003 to July 2006. From 1995 to 2000, Dr. Curran served as President and Chief Executive Officer of CurranCare, LLC, a healthcare consulting company. Upon the acquisition of CurranCare by Cardinal Health Consulting Services in November 2000, Dr. Curran served as President of Cardinal Health Consulting Services, a consulting company with expertise in surgical services, hospital operations and case management and home care, until February 2002. Dr. Curran has previously served as Vice President of the American Hospital Association and Dean at the Medical College of Wisconsin. Dr. Curran also serves as a director of DeVry, Inc. and Volcano Corporation. Within the past 5 years, Dr. Curran also has served as a director of CardioDynamics International Corp. and IDX Systems Corporation.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Roger W. Hale

Mr. Hale has served as a director since his election to the Parent's board in October 2006. He has served as Chairman of the Board and Chief Executive Officer of LG&E Energy Corporation, a diversified energy services company, from August 1990 until retiring in April 2001. Prior to joining LG&E Energy Corporation, he was Executive Vice President of BellSouth Corporation, a communications services company. From 1966 to 1986, Mr. Hale held several executive positions with AT&T Co., a communications services company, including Vice President, Southern Region from 1983 to 1986. Mr. Hale is also a director of Ashland, Inc. Within the past five years, Mr. Hale also has served as a director of H&R Block, Inc.

Ronald A. Matricaria

Mr. Matricaria has served as a director since his election to the Parent's board at the 2006 annual meeting. From April 1993 to December 2002, he served, at various times, as the Chairman, Chief Executive Officer and President of St. Jude Medical, Inc., a developer, manufacturer and distributor of cardiovascular medical devices. He retired from the St. Jude board in December 2002. Mr. Matricaria serves as a director of Life Technologies and as chairman at Volcano Corporation. He also serves on the board of Phoenix Childrens Hospital. Within the past five years, Mr. Matricaria also has served as the non-executive chairman of the board of Haemonetics Corporation and as a director of VistaCare, Inc.

Jacque J. Sokolov, M.D.

Dr. Sokolov has served as a director since the Parent's spin-off from Abbott in 2004. Dr. Sokolov has served since 1997 as the Chairman and Managing Partner of SSB Solutions, Inc., a national healthcare management consulting, project development and investment firm. Dr. Sokolov previously served as Chairman of Coastal Physician Group, Inc., which later became PhyAmerica Physician Group, Inc., from 1994 until 1997, and as Vice President and Chief Medical Officer for Southern California Edison from 1989 until 1992. Dr. Sokolov also serves as a director of MedCath Corporation.

John C. Staley

Mr. Staley has served as a director since the Parent's spin-off from Abbott in 2004. Mr. Staley served as the Managing Partner of the Lake Michigan Area of Ernst & Young LLP, a public accounting firm, a position that he held from 1985 to his retirement in June 2001. Mr. Staley also serves as a director of eLoyalty Corporation and Nicor Inc. Mr. Staley is also a member of, and the former Chairman of, the Board of Trustees of DePaul University.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Heino von Prondzynski

Mr. v. Prondzynski has served as a director since March 2009. Mr. v. Prondzynski served as chief executive officer of Roche Diagnostics and as a member of the executive committee of F. Hoffman-La Roche Ltd., a Swiss-based healthcare company that develops diagnostic and therapeutic products, from early 2000 to 2005, retiring from Roche at the end of 2006. From 1996 to 2000, Mr. v. Prondzynski held several executive positions at Chiron Corporation, a multinational biotechnology firm that develops biopharmaceuticals, vaccines, and blood testing products, and from 1976 to 1996 at Bayer AG, a German-based maker of healthcare products, specialty materials, and agricultural products. Mr. v. Prondzynski serves as chairman of the board of HTL Strefa S.A., Poland and as chariman of the board of Nobel Biocare Holding AG, Switzerland. Mr. v. Prondzynski also serves on the board of Caridian BCT Inc., Qiagen NV and Koninklijke Philips Electronics NV. Within the past five years, Mr. v. Prondzynski also has served as a director of Epigenomics AG. Mr. v. Prondzynski is a citizen of Germany.

Mark F. Wheeler, M.D., M.P.H.

Dr. Wheeler has served as a director since his election to the Parent's board at the 2006 annual meeting. Dr. Wheeler has served as Director of Clinical Informatics for PeaceHealth, an integrated delivery network of hospitals in the Pacific Northwest, since January 2007. He previously served as Acting Vice President Engineering, Centricity Enterprise Business Unit of General Electric Company, a diversified technology, media and financial services company, from February 2006 to January 2007. He served as chief technical architect of IDX Systems Corporation, a healthcare information technology services provider, from 1997 until December 2005, when IDX was acquired by General Electric, and served on IDX's board of directors from 1999 through 2005.

Executive Officers

Name	Title	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Christopher B. Begley	Chief Executive Officer	Mr. Begley has served as the Parent's Chief Executive Officer and director since its spin-off from Abbott in 2004. He became the chairman of the board effective at the 2007 annual meeting. Prior to his becoming our Chief Executive Officer, Mr. Begley provided 18 years of service to Abbott, and was Abbott's Senior Vice President and President, Hospital Products, between 2000 and 2004. Prior to his appointment as Senior Vice President and President, Hospital Products, Mr. Begley served as Abbott's Senior Vice President and President, Chemical and Agricultural Products, from 1999 to 2000, Vice President, Abbott Health Systems, from 1998 to 1999, and Vice President, MediSense Operations, in 1998. Mr. Begley also serves as a director of Sara Lee Corporation, AdvaMed and the National Center for Healthcare Leadership.
Terrence C. Kearney	Chief Operating Officer

Mr. Kearney is the Parent's Chief Operating Officer. He has served in such position since April 2006. From April 2004 to April 2006, he served as Hospira's Senior Vice President, Finance, and Chief Financial Officer, and he served as Acting Chief Financial Officer through August 2006. Mr. Kearney served as Vice President and Treasurer of Abbott from 2001 to April 2004. From 1996 to 2001, Mr. Kearney was Divisional Vice President and Controller for Abbott's International Division. Mr. Kearney provided 24 years of service to Abbott.

Daphne E. Jones	Senior Vice President and Chief Information Officer

Ms. Jones is the Parent's Senior Vice President and Chief Information Officer. Ms. Jones has served in that position since November 2009. Ms. Jones served as the worldwide Vice President of information technology ("IT") and Chief Information Officer for Johnson & Johnson's Ortho-Clinical Diagnostics, Inc. from 2007 to 2009. Previously, from 1997 to 2006, she served in other IT global leadership roles at Johnson & Johnson and International Business Machines Corporation.

Name	Title	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kenneth F. Meyers	Senior Vice President, Organizational Transformation and People Development	Mr. Meyers is the Parent's Senior Vice President, Organizational Transformation and People Development. Mr. Meyers has served in that position since November 2008. Mr. Meyers served as a partner of Oliver-Wyman—Delta Executive Learning Center (a global management consulting firm) from 2004 to 2008. From 2002 to 2004, Mr. Meyers served as Senior Vice President, Human Resources, Starbucks Coffee International (a subsidiary of Starbucks Coffee Company). From 2000 to 2002, he founded and acted as managing director of KFM Consulting (a human resources consultancy).
Sumant Ramachandra, M.D., Ph.D.	Senior Vice President and Chief Scientific Officer

Dr. Ramachandra is the Parent's Senior Vice President and Chief Scientific Officer. Dr. Ramachandra has served in that position since July 2008. Dr. Ramachandra served as Vice President and Senior Project Leader, Global Development, at Schering-Plough, a global healthcare company, from 2005 to 2008. From 2003 to 2005, he served as Group Leader in the U.S. Medical Oncology Therapeutic Area at Pfizer Inc., a global pharmaceuticals company.

Brian J. Smith	Senior Vice President, General Counsel and Secretary

Mr. Smith is the Parent's Senior Vice President, General Counsel and Secretary. He has served in such position since the spin-off in April 2004. Mr. Smith served as Divisional Vice President, Domestic Legal Operations of Abbott from 1995 to April 2004 and served with Abbott for 25 years. Mr. Smith is also the Purchaser's Vice President and Secretary.

Ron Squarer	Chief Commercial Officer

Mr. Squarer is the Parent's Chief Commercial Officer. He has held that position since 2010. He served as the Parent's Senior Vice President, Global Marketing and Corporate Development from January 2009—February 2010. Mr. Squarer served as Hospira's Corporate Vice President, Global Strategy and Business Development from 2007 to 2008, and as Senior Vice President, Global Corporate and Business Development at Mayne Pharma, Ltd. (an Australia-based specialty injectable pharmaceutical company) from 2006 to 2007. From 2004 to 2006, he served as the Oncology Therapy Area Commercial Development Leader at Pfizer Inc., a global pharmaceuticals company. Prior to 2004, Mr. Squarer supported other therapeutic areas at Pfizer and held various commercial and business development positions at SmithKline Beecham in the United States and Europe.

Name	Title	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Thomas E. Werner	Senior Vice President, Finance and Chief Financial Officer	Mr. Werner is the Parent's Senior Vice President, Finance and Chief Financial Officer. He has served in such position since August 2006. Mr. Werner served as Senior Vice President, Finance and Chief Financial Officer of Böwe Bell+Howell, a service, manufacturing and software company that provides document processing and postal solutions. Prior to joining Böwe Bell+Howell in late 2001, he served as Chief Financial Officer for Xpedior Incorporated (a software developer and integrator), for uBid, Inc., (an e-commerce company), and as Corporate Controller for Gateway, Inc. (a seller of personal computers and related products and services).
Richard J. Hoffman	Corporate Vice President and Chief Accounting Officer

Mr. Hoffman is the Parent's Corporate Vice President, Controller and Chief Accounting Officer. He has served in such position since August 2009. From August 2007 to August 2009, he served as Hospira's Vice President, Corporate Controller and Chief Accounting Officer. From 2000 until his appointment by Hospira, Mr. Hoffman was employed by CNH Global N.V. (Case New Holland—a global agricultural and construction equipment manufacturer with a captive financial services company). His last position was Vice President, Corporate Controller and Chief Accounting Officer, which he held since July 2004. Prior to that time, he served as Assistant Corporate Controller and Chief Accounting Officer and in various other finance and reporting roles at Case New Holland. Mr. Hoffman is also the Purchaser's President and Treasurer.

        2.    Directors and Executive Officers of the Purchaser.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and each executive officer of the Purchaser. Unless otherwise noted, the current business address of each person is 275 North Field Drive, Lake Forest, Illinois 60045-5045, and the current business telephone number of each person is (224) 212-2000. Unless otherwise indicated, each such person is a citizen of the United States.

Sole Director

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Richard J. Hoffman	Mr. Hoffman is the Parent's Corporate Vice President, Controller and Chief Accounting Officer. He has served in such position since August 2009. From August 2007 to August 2009, he served as the Parent's Vice President, Corporate Controller and Chief Accounting Officer. From 2000 until his appointment by the Parent, Mr. Hoffman was employed by CNH Global N.V. (Case New Holland—a global agricultural and construction equipment manufacturer with a captive financial services company). His last position was Vice President, Corporate Controller and Chief Accounting Officer, which he held since July 2004. Prior to that time, he served as Assistant Corporate Controller and Chief Accounting Officer and in various other finance and reporting roles at Case New Holland.

Executive Officers

Name	Title	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Richard J. Hoffman	President and Treasurer	Mr. Hoffman is the Purchaser's President and Treasurer. He is also the Parent's Corporate Vice President, Controller and Chief Accounting Officer. He has served in such position since August 2009. From August 2007 to August 2009, he served as the Parent's Vice President, Corporate Controller and Chief Accounting Officer. From 2000 until his appointment by the Parent, Mr. Hoffman was employed by CNH Global N.V. (Case New Holland—a global agricultural and construction equipment manufacturer with a captive financial services company). His last position was Vice President, Corporate Controller and Chief Accounting Officer, which he held since July 2004. Prior to that time, he served as Assistant Corporate Controller and Chief Accounting Officer and in various other finance and reporting roles at Case New Holland.
Brian J. Smith	Vice President and Secretary

Mr. Smith is the Purchaser's Vice President and Secretary. He is also the Parent's Senior Vice President, General Counsel and Secretary. He has served in such position since the spin-off in April 2004. Mr. Smith served as Divisional Vice President, Domestic Legal Operations of Abbott from 1995 to April 2004 and served with Abbott for 25 years.

        3.    Parent Designees.    As described in Section 11—"The Transaction Agreements—Merger Agreement—Directors," upon the payment for the Shares to be purchased pursuant to the Offer, Parent designees will be appointed to the Company Board under certain terms and conditions. Such designees will be selected from the list of potential designees provided below, each of whom has consented to serve as a director of the Company if so designated. The Parent has advised the Company that none of the potential designees currently is a director of, or holds any position with, the Company. The Parent has also advised the Company that none of the potential designees beneficially owns any equity securities, or rights to acquire any equity securities, of the Company, has a familial relationship with any director or executive officer of the Company or has been involved in any transactions with the Company or any of its directors, executive officers or affiliates that are required to be disclosed pursuant to the rules of the SEC. The Parent has advised the Company that there are no material pending legal proceedings to which any potential designee listed below is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

        The following sets forth information for the potential designees (including age as of the date hereof, current principal occupation or employment and five-year employment history). Unless otherwise noted, the current business address of each person is 275 North Field Drive, Lake Forest, Illinois 60045-5045, and the current business telephone number of each person is (224) 212-2000. Each is a citizen of the United States.

Name and Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Terrence C. Kearney, age 55	Mr. Kearney is the Parent's Chief Operating Officer. He has served in such position since April 2006. From April 2004 to April 2006, he served as the Parent's Senior Vice President, Finance, and Chief Financial Officer, and he served as Acting Chief Financial Officer through August 2006. Mr. Kearney served as Vice President and Treasurer of Abbott from 2001 to April 2004. From 1996 to 2001, Mr. Kearney was Divisional Vice President and Controller for Abbott's International Division. Mr. Kearney provided 24 years of service to Abbott.
Sumant Ramachandra, M.D., Ph.D., age 41

Dr. Ramachandra is the Parent's Senior Vice President and Chief Scientific Officer. Dr. Ramachandra has served in that position since July 2008. Dr. Ramachandra served as Vice President and Senior Project Leader, Global Development, at Schering-Plough, a global healthcare company, from 2005 to 2008. From 2003 to 2005, he served as Group Leader in the U.S. Medical Oncology Therapeutic Area at Pfizer Inc., a global pharmaceuticals company.

Brian J. Smith, age 58

Mr. Smith is the Parent's Senior Vice President, General Counsel and Secretary. He has served in such position since the spin-off in April 2004. Mr. Smith served as Divisional Vice President, Domestic Legal Operations of Abbott from 1995 to April 2004 and served with Abbott for 25 years.

Name and Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Ron Squarer, age 43	Mr. Squarer is the Parent's Chief Commercial Officer. He has held that position since 2010. He served as the Parent's Senior Vice President, Global Marketing and Corporate Development from January 2009—February 2010. Mr. Squarer served as Hospira's Corporate Vice President, Global Strategy and Business Development from 2007 to 2008, and as Senior Vice President, Global Corporate and Business Development at Mayne Pharma, Ltd. (an Australia-based specialty injectable pharmaceutical company) from 2006 to 2007. From 2004 to 2006, he served as the Oncology Therapy Area Commercial Development Leader at Pfizer Inc., a global pharmaceuticals company. Prior to 2004, Mr. Squarer supported other therapeutic areas at Pfizer and held various commercial and business development positions at SmithKline Beecham in the United States and Europe.
Thomas E. Werner, age 52

Mr. Werner is the Parent's Senior Vice President, Finance and Chief Financial Officer. He has served in such position since August 2006. Mr. Werner served as Senior Vice President, Finance and Chief Financial Officer of Böwe Bell+Howell, a service, manufacturing and software company that provides document processing and postal solutions. Prior to joining Böwe Bell+Howell in late 2001, he served as Chief Financial Officer for Xpedior Incorporated (a software developer and integrator), for uBid, Inc., (an e-commerce company), and as Corporate Controller for Gateway, Inc. (a seller of personal computers and related products and services).

Richard J. Hoffman, age 43

Mr. Hoffman is the Parent's Corporate Vice President, Controller and Chief Accounting Officer. He has served in such position since August 2009. From August 2007 to August 2009, he served as the Parent's Vice President, Corporate Controller and Chief Accounting Officer. From 2000 until his appointment by the Parent, Mr. Hoffman was employed by CNH Global N.V. (Case New Holland—a global agricultural and construction equipment manufacturer with a captive financial services company). His last position was Vice President, Corporate Controller and Chief Accounting Officer, which he held since July 2004. Prior to that time, he served as Assistant Corporate Controller and Chief Accounting Officer and in various other finance and reporting roles at Case New Holland.

        A manually signed facsimile of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

        The Information Agent for the Offer is:

199 Water Street, 26th Floor
New York, New York 10038
Shareholders Call Toll-Free at: (800) 457-0759
Banks and Brokers Call Collect at: (212) 440-9800

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
SUMMARY TERM SHEET
FREQUENTLY ASKED QUESTIONS
INTRODUCTION
THE TENDER OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT AND THE PURCHASER